Exhibit 2

AGREEMENT AND PLAN OF MERGER

among

GANNETT CO., INC.,

JUPITER MERGER SUB, INC.

and

JOURNAL MEDIA GROUP, INC.

dated as of

October 7, 2015

i

ii

iii

INDEX OF DEFINED TERMS

Defined Term	Section

2016 Plans	5.1(e)
Acquisition Proposal	8.15(a)
Affiliates	8.15(b)
Agreement	Preamble
Articles of Merger	1.3
Book-Entry Shares	8.15(c)
Business Day	8.15(d)
Capitalization Date	3.4
Certificates	8.15(e)
Change in Recommendation	5.5(c)
Closing	1.2
Closing Date	1.2
Code	1.9(c)
Company	Preamble
Company Acquisition Agreement	5.5(a)
Company Balance Sheet	3.6(c)
Company Board	3.20
Company Common Stock	1.8
Company Contracts	3.17(a)
Company Credit Agreement	8.15(f)
Company Disclosure Schedule	Article 3
Company Material Adverse Effect	8.15(g)
Company Permits	3.11
Company RSUs	1.9(a)
Company SEC Reports	3.6(a)
Company Shareholder Approval	3.2
Company Shareholders Meeting	5.2(b)
Company Stock Plan	1.9(a)
Company Termination Fee	7.3(a)
Confidentiality Agreement	5.3
Contract	3.3(a)

DOJ	5.4(b)
Effective Time	1.3
Employee Benefit Plans	3.16(a)
Employee Matters Agreement	1.4
Environmental Laws	8.15(h)
ERISA	3.16(a)
ERISA Affiliate	3.16(c)
Exchange Act	3.3(b)
Existing Plans	5.7
FTC	5.4(b)
GAAP	3.6(b)
Governmental Entity	3.3(b)
Hazardous Substance	8.15(i)
HSR Act	3.3(b)
Indemnified Parties	5.6(a)
Indemnified Claims	5.6(a)
Intellectual Property Rights	8.15(j)
Law	3.3(a)
Leased Real Property	8.15(k)
Lien	8.15(l)
Merger	Recitals
Merger Consideration	1.8(a)
Merger Sub	Preamble
Multiemployer Plan	3.16(c)
Necessary Consents	3.3(b)
Order	3.3(a)
Outside Date	7.1(b)
Outstanding Proposal	7.3(a)
Owned Real Property	8.15(m)
Parent	Preamble
Parent Material Adverse Effect	8.15(n)
Paying Agent	2.1
Pay-off Amount	5.8
Permitted Liens	8.15(o)

ii

Person	8.15(p)
Proxy Statement	5.2(a)
Recommendation	3.20
Regulatory Law	8.15(q)
Representatives	5.5(a)
SEC	3.6(a)
Securities Act	3.6(a)
Subsidiary	8.15(r)
Superior Proposal	8.15(s)
Surviving Corporation	1.1
Taxes	8.15(t)
Tax Return	8.15(u)
Tax Matters Agreements	1.4
WBCL	8.15(v)

iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of October 7, 2015 by and among Gannett Co., Inc., a Delaware corporation (“Parent”), Jupiter Merger Sub, Inc., a Wisconsin corporation and wholly owned subsidiary of Parent (“Merger Sub”), and Journal Media Group, Inc., a Wisconsin corporation (“Company”). Capitalized terms used but not defined in the context in which they are used shall have the respective meanings assigned to such terms in Section 8.15.

WHEREAS, the parties hereto desire to enter into a transaction whereby Merger Sub will merge with and into Company, with Company surviving that merger on the terms and subject to the conditions set forth in this Agreement (the “Merger”);

WHEREAS, the respective Boards of Directors of Parent, Merger Sub and Company have adopted and approved this Agreement and the consummation of the transactions contemplated hereby, including the Merger; and

WHEREAS, Parent, Merger Sub and Company desire to make certain representations, warranties, covenants and agreements in connection with, and to prescribe certain conditions to, the transactions contemplated hereby, including the Merger.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants, representations, warranties and agreements set forth in this Agreement, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE 1
THE MERGER

Section 1.1.                                 The Merger.  Subject to the terms and conditions hereof, at the Effective Time, Merger Sub shall merge with and into Company in accordance with the WBCL, whereupon the separate existence of Merger Sub shall cease, and Company shall be the surviving corporation (the “Surviving Corporation”).

Section 1.2.                                 Closing.  The closing of the Merger (the “Closing”) shall occur at 10:00 a.m., local time, on the third Business Day after the satisfaction or waiver of the conditions set forth in Article 6, other than those conditions that by their nature are intended to be satisfied at the Closing, or such other time and date as Parent and Company shall agree in writing, unless this Agreement has theretofore been terminated pursuant to its terms (the actual time and date of the Closing is referred to as the “Closing Date”).  The parties intend that the Closing shall be effected, to the extent practicable, by conference call, the electronic delivery of documents and the prior physical exchange of certain other documents to be held in escrow by outside counsel to the recipient party pending authorization by the delivering party (or its outside counsel) of their release at the Closing.  The Closing shall be held at the offices of Foley & Lardner LLP, 777 East Wisconsin Avenue, Milwaukee, Wisconsin 53202 or such other place as Parent and Company shall agree.

Section 1.3.                                 Effective Time.  Immediately following the Closing, Company and Merger Sub shall cause the articles of merger (the “Articles of Merger”), in such form as is required by the WBCL, to be executed, acknowledged and filed with the Department of Financial Institutions of the State of Wisconsin and make all other filings or recordings required by the WBCL in connection with the Merger.  The Merger shall become effective at such time as the Articles of Merger are duly filed with the Department of Financial Institutions of the State of Wisconsin or at such other time as Merger Sub and Company shall agree and specify in the Articles of Merger (the “Effective Time”).

Section 1.4.                                 Effects of the Merger.  The Merger shall have the effects set forth herein and in the applicable provisions of the WBCL. Without limiting the generality of the foregoing and subject thereto, at the Effective Time, all the properties, rights, privileges, immunities, powers and franchises of Company and Merger Sub shall vest in the Surviving Corporation and all debts, liabilities and duties of Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation, including those existing pursuant to the Employee Matters Agreement, dated as of July 30, 2014, between, among others, Company, The E.W. Scripps Company and Journal Communications, Inc. (the “Employee Matters Agreement”), the Scripps Tax Matters Agreement, dated as of July 30, 2014, between Company and The E.W. Scripps Company, the Journal Tax Matters Agreement, dated as of July 30, 2014, between Company and Journal Communications, Inc. (collectively with the Scripps Tax Matters Agreement, the “Tax Matters Agreements”), and the Transition Services Agreement between Company and The E.W. Scripps Company.

Section 1.5.                                 Articles of Incorporation.  The Amended and Restated Articles of Incorporation of Company in effect as of immediately prior to the Effective Time shall at the Effective Time be the articles of incorporation of the Surviving Corporation, until thereafter amended in accordance with the provisions thereof and applicable Law.

Section 1.6.                                 Bylaws.  The Bylaws of Company in effect as of immediately prior to the Effective Time shall at the Effective Time be the bylaws of the Surviving Corporation until amended in accordance with the provisions thereof, the provisions of the articles of incorporation of the Surviving Corporation and applicable Law.

Section 1.7.                                 Officers and Directors.  The officers of Company immediately prior to the Effective Time shall at the Effective Time be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.  The directors of Merger Sub immediately prior to the Effective Time shall at the Effective Time be the directors of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

Section 1.8.                                 Effect on Capital Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of common stock, par value $0.01 per share, of Company (“Company Common Stock”) or any shares of capital stock of Merger Sub:

(a)                                 Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares canceled pursuant to Section 1.8(c), and after giving effect to Section 1.9(a)) shall be converted into the right to receive cash in the amount of $12.00, without interest (the “Merger Consideration”).

(b)                                 All shares of Company Common Stock shall cease to be outstanding and shall be automatically canceled and retired and shall cease to exist, and each holder of a Certificate or Book-Entry Shares that, immediately prior to the Effective Time, represented any shares of Company Common Stock shall thereafter cease to have any rights with respect to such shares of Company Common Stock, except as otherwise contemplated by this Agreement or applicable Law.

(c)                                  Any shares of Company Common Stock held in the treasury of Company or owned by Parent or any direct or indirect wholly-owned Subsidiary of Parent (including Merger Sub) or Company immediately prior to the Effective Time shall be automatically canceled and shall cease to exist and no consideration shall be delivered in exchange therefor.

(d)                                 Each share of Merger Sub common stock, par value $0.01 per share, issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and non-assessable share of common stock, par value $0.01 per share, of the Surviving Corporation, which shares at such time shall comprise the only outstanding shares of capital stock of the Surviving Corporation.

Section 1.9.                                 Company Restricted Share Units.

(a)                                 Company shall cause all awards of restricted share units (“Company RSUs”) heretofore granted under Company’s Long-Term Incentive Plan (the “Company Stock Plan”) that have not heretofore vested to, immediately prior to the Effective Time, become fully vested and without further restrictions with respect to ownership rights thereto, thereby causing all shares of Company RSUs (less shares withheld having a fair market value equal to the Taxes required to be withheld with respect thereto) to become shares of Company Common Stock that are converted into the right to receive, at the Effective Time, the Merger Consideration as provided in Section 1.8(a).

(b)                                 The Company Stock Plan shall terminate, and all rights under any provision of any other plan, program or arrangement providing for the issuance or grant of any other interest with respect to the capital stock or other voting securities of Company, or for the issuance or grant of any right of any kind, contingent or accrued, to receive benefits measured by the value of a number of shares of Company Common Stock, shall be canceled, effective as of the Effective Time, without any liability on the part of Company (except as otherwise contemplated by this Agreement).

(c)                                  To the extent the Surviving Corporation or Parent is required to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Company RSUs with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any provision of any other Tax Law, the amounts so withheld and paid over to the appropriate taxing authority by the Surviving Corporation or Parent, as the case may be, shall be treated for all purposes of this Agreement as having been paid to the holder of Company RSUs in respect of which such deduction and withholding was made by the Surviving Corporation or Parent, as the case may be.

(d)                                 Prior to the Effective Time, Company shall adopt resolutions so that the Company Stock Plan shall terminate, and all rights under any provision of any other plan, program or arrangement providing for the issuance or grant of any other interest with respect to the capital stock or other voting securities of Company, or for the issuance or grant of any right of any kind, contingent or accrued, to receive benefits measured by the value of a number of shares of Company Common Stock, shall be canceled effective as of the Effective Time, without any liability on the part of Company, the Surviving Corporation or Parent (except as otherwise contemplated by this Agreement).

Section 1.10.                          Certain Adjustments.  If, between the date of this Agreement and the Effective Time, (a) the outstanding shares of Company Common Stock shall have been increased, decreased, changed into or exchanged for a different number of shares or different class, in each case by reason of any reclassification, recapitalization, stock split, split-up, combination or exchange of shares, (b) a stock dividend or dividend payable in any other securities of Company shall be declared with a record date within such period or (c) any similar event shall have occurred, then the Merger Consideration shall be appropriately adjusted to provide the holders of shares of Company Common Stock and Company RSUs the same economic effect as contemplated by this Agreement prior to such event.

ARTICLE 2
CONVERSION OF SHARES AND PAYMENT OF MERGER CONSIDERATION

Section 2.1.                                 Paying Agent.  At or prior to the Effective Time, Parent shall designate, and enter into an agreement with, such bank or trust company reasonably acceptable to Company to act as paying agent in the Merger (the “Paying Agent”), which agreement shall provide that, before the Effective Time, Parent shall deposit or cause to be deposited with the Paying Agent in trust for the benefit of the holders of Company Common Stock cash in an amount sufficient to effect payment of the Merger Consideration to which holders of Company Common Stock are entitled pursuant to Section 1.8 and this Article 2.

Section 2.2.                                 Payment Procedures.

(a)                                 Promptly, but in no event later than two (2) Business Days, after the Effective Time, Parent shall cause the Paying Agent to mail to each holder of record of a Certificate that immediately prior to the Effective Time represented shares of Company Common Stock that were converted into the right to receive the Merger Consideration pursuant to Section 1.8 (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration.  Such letter of transmittal shall be in customary form and have such other provisions as Parent may reasonably specify (with such letter of transmittal being reasonably acceptable to Company prior to the Effective Time).  Upon surrender to the Paying Agent or to such other agent or agents as Parent may appoint of Certificates, together with such letter of transmittal, duly executed and completed, and such other documents as the Paying Agent may reasonably require, the holder shall be entitled to receive the Merger Consideration in exchange for each share of Company Common Stock formerly represented by such Certificate, and the Certificate so surrendered shall forthwith be canceled.  Promptly, but in no event later than two (2) Business Days, after the Effective Time, Parent shall cause the Paying Agent to issue and send to each holder of record of Book-Entry Shares (including Book-Entry Shares held through The Depository Trust Company) that immediately prior to the Effective Time represented shares of Company Common Stock that were converted into the right to receive the Merger Consideration pursuant to Section 1.8 a cash amount in immediately available funds equal to the Merger Consideration for each share of Company Common Stock formerly represented by such Book-Entry Shares, without such holder being required to deliver a Certificate or an executed letter of transmittal to the Paying Agent, and such Book-Entry Shares shall then be cancelled.  No interest shall be paid or accrue on the Merger Consideration.

(b)                                 If any portion of the Merger Consideration is to be made to a Person other than the Person in whose name the applicable surrendered Certificate is registered, then it shall be a condition to the payment of such Merger Consideration that (i) the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and (ii) the Person requesting such payment shall have (A) paid any transfer and other Taxes required by reason of such payment in a name other than that of the registered holder of the Certificate surrendered or (B) established to the reasonable satisfaction of Parent that any such Taxes either have been paid or are not payable.  Payment of the Merger Consideration with respect to Book-Entry Shares shall only be payable to the Person in whose name such Book-Entry Shares are registered.

Section 2.3.                                 Undistributed Merger Consideration.  Any portion of the funds made available to the Paying Agent pursuant to Section 2.1 that remains undistributed on the date that is twelve (12) months after the Effective Time shall be delivered to Parent or its designee, upon demand, and any holders of Company Common Stock who have not theretofore complied with this Article 2 shall thereafter look only to Parent (subject to applicable abandoned property, escheat or similar Laws) for the Merger Consideration to which such holders are entitled pursuant to Section 1.8 and this Article 2, and subject to Section 2.4, Parent shall pay the Merger Consideration to such holders.

Section 2.4.                                 No Liability.  None of Parent, Merger Sub, Company, the Surviving Corporation, the Paying Agent or their respective representatives shall be liable to any Person in respect of any Merger Consideration duly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Laws.  Any amounts remaining unclaimed by the holders of Company Common Stock at such date as is immediately prior to the time at which such amounts would otherwise escheat to or become property of any Governmental Entity shall, to the extent permitted by applicable Laws, become the property of Parent, free and clear of any claims or interests of any such shareholders or their successors, assigns or personal representatives previously entitled thereto.

Section 2.5.                                 Investment of Merger Consideration.  The Paying Agent shall invest the funds made available to the Paying Agent pursuant to Section 2.1 as directed by Parent on a daily basis, provided that no gain or loss thereon shall affect the amounts payable to holders of Company Common Stock pursuant to Section 1.8 and this Article 2.  Any interest and other income resulting from such investments shall be the property of, and shall be paid to, Parent.

Section 2.6.                                 Lost Certificates.  If any Certificate shall have been lost, stolen or destroyed, then, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall deliver in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration, with any interest thereon, with respect to the shares of Company Common Stock formerly represented thereby.

Section 2.7.                                 Withholding Rights.  To the extent that the Surviving Corporation, Parent or Paying Agent is required to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock with respect to the making of such payment under the Code or any provision of any other Tax Law, the amounts so withheld and paid over to the appropriate taxing authority by the Surviving Corporation, Parent or Paying Agent, as the case may be, shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by the Surviving Corporation, Parent or Paying Agent, as the case may be.

Section 2.8.                                 Stock Transfer Books.  The stock transfer books of Company shall be closed immediately upon the Effective Time, and there shall be no further registration or transfers of shares of Company Common Stock thereafter on the records of Company.  At or after the Effective Time, any Certificates or Book-Entry Shares presented to the Paying Agent, Parent or the Surviving Corporation shall, subject to compliance with the provisions of this Article 2 by the holder thereof, be cancelled and converted into the right to receive the Merger Consideration with respect to the shares of Company Common Stock formerly represented thereby.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF COMPANY

Except as set forth in Company SEC Reports filed with or furnished to the SEC prior to the date of this Agreement (excluding any disclosures set forth in any such Company SEC Reports solely under the heading “Risk Factors” or with regard to the safe harbor for forward-looking statements) or in the disclosure schedule delivered by Company to Parent prior to the execution and delivery of this Agreement (the “Company Disclosure Schedule”) (it being understood and agreed that disclosure of any item in the Company Disclosure Schedule shall be deemed disclosure with respect to any section or subsection of this Agreement to which the relevance of such item is reasonably apparent on the face of such disclosure), Company represents and warrants to Parent and Merger Sub as follows:

Section 3.1.                                 Organization and Qualification.  Each of Company and each of its Subsidiaries is a corporation or other entity duly organized, validly existing and in good standing (to the extent such concept is legally recognized) under the Laws of the jurisdiction of its incorporation or organization and has full corporate or other power and authority to own, operate and lease the properties owned or used by it and to carry on its business as and where such is now being conducted, except where the failure to be in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.  Each of Company and each of its Subsidiaries is duly licensed or qualified to do business as a foreign corporation or other entity, and is in good standing (to the extent such concept is legally recognized), in each jurisdiction wherein the character of the properties owned or leased by it, or the nature of its business, makes such licensing or qualification necessary, except where the failure to be so licensed or qualified or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.  The Amended and Restated Articles of Incorporation and Bylaws of Company, including any amendments thereto, filed with the SEC with the most recent Company SEC Reports are correct and complete copies of such instruments as presently in effect.

Section 3.2.                                 Authorization; Board Approval.  Company has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, subject, in the case of the consummation of the Merger, to the approval of this

Agreement and the transactions contemplated hereby by the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock entitled to vote at the Company Shareholders Meeting or any adjournment or postponement thereof (the “Company Shareholder Approval”).  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Company, and no other corporate proceedings on the part of Company or its shareholders are necessary to authorize this Agreement and to consummate the transactions contemplated hereby, other than the Company Shareholder Approval.  This Agreement has been duly executed and delivered by Company and constitutes a valid and legally binding obligation of Company enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles.

Section 3.3.                                 No Violation.

(a)                                 The execution and delivery of this Agreement by Company does not, and the consummation of the Merger and the other transactions contemplated hereby by Company will not, result in any violation of, or constitute a default (with or without notice or lapse of time, or both) under, or result by its terms in the termination, amendment, cancellation or acceleration of any obligation, in the loss of a benefit or in increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or create any obligation to make a payment to any other Person under, or result in the creation of a Lien (other than Permitted Liens) on any assets of Company or any of its Subsidiaries pursuant to, (i) any provision of the articles of incorporation, bylaws or similar organizational document of Company or any of its Subsidiaries or (ii) subject to obtaining or making the consents, approvals, Orders, authorizations, registrations, declarations and filings referred to in Section 3.3(b), (A) any agreement, contract, note, mortgage, bond, indenture, lease, benefit plan or other instrument (each, a “Contract”) to which Company or any of its Subsidiaries is a party, (B) any judgment, injunction, ruling, order or decree (each, an “Order”) or (C) any constitution, treaty, statute, law, principle of common law, ordinance, rule or regulation of any Governmental Entity or any rule or regulation of the New York Stock Exchange (each, a “Law”) applicable to Company or any of its Subsidiaries, except, in the case of this clause (ii), as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

(b)                                 No consent, approval, Order or authorization of, or registration, declaration or filing with, any supranational, national, state, provincial, municipal, local or foreign government or any instrumentality, subdivision, court, administrative agency or commission or other authority thereof (each, a “Governmental Entity”) or any other Person is required by or with respect to Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by Company or the consummation of the Merger and the other transactions contemplated hereby by Company, except for those required under or in relation to (i) the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and other Regulatory Laws, (ii) the Securities Exchange Act of 1934, as amended, including the rules and regulations promulgated thereunder (the “Exchange Act”), (iii) the WBCL with respect to the filing of the Articles of Merger, (iv) any filings required to be made with any Governmental Entity related to the Company Permits and (v) such consents, approvals, Orders, authorizations, registrations, declarations and filings the failure of which to make or obtain, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.  Consents, approvals, Orders, authorizations, registrations, declarations and filings required under or in relation to any of clauses (i) through (iv) above are hereinafter referred to as the “Necessary Consents.”

Section 3.4.                                 Capitalization.  As of October 6, 2015 (the “Capitalization Date”), the authorized capital stock of Company consisted entirely of 100,000,000 shares of Company Common Stock and 10,000,000 shares of preferred stock, of which 24,407,533 shares of Company Common Stock are issued and outstanding and no shares of preferred stock are issued and outstanding.  All issued and outstanding shares of Company Common Stock are validly issued, fully paid and non-assessable.  As of the Capitalization Date, there were Company RSUs representing the right to acquire up to an aggregate of 560,965 shares of Company Common Stock under the Company Stock Plan.  Except as set forth in this Section 3.4 and for changes since the Capitalization Date resulting from the vesting of Company RSUs outstanding on such date, as of the date of this Agreement, there are no (A) shares of capital stock or other voting securities of Company issued or reserved for issuance, other than the shares of Company Common Stock reserved for issuance under the Company Stock Plan, (B) securities of Company convertible into or exchangeable for shares of capital stock or other voting securities of Company, (C) options, warrants or other rights to purchase from Company any capital stock or other voting securities of Company or any securities that are convertible into or exchangeable for any capital stock or other voting securities of Company or (D) contracts, commitments or agreements of Company relating to the issuance, sale, transfer or redemption of any such capital stock or other voting securities, any such convertible or exchangeable securities or any such options, warrants or other rights.

Section 3.5.                                 Subsidiaries.  Company owns, directly or indirectly, all of the issued and outstanding shares of capital stock and other equity interests of all of its Subsidiaries, free and clear of all Liens, except Permitted Liens, and free of any other restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity interests.  All capital stock or other equity interests of each Subsidiary that are owned directly or indirectly by Company are validly issued, fully paid and non-assessable.  The Company Disclosure Schedule sets forth, as of the date of this Agreement, a true and complete list of Company’s Subsidiaries and each such Subsidiary’s jurisdiction of incorporation or organization.  There are no outstanding options, warrants, rights or other contracts pursuant to which Company or any Subsidiary may be obligated to issue, sell or transfer equity securities or pay other consideration in respect of the value of the capital stock or other equity interests in Company’s Subsidiaries, and there are no obligations of Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any capital stock or other equity interests.

Section 3.6.                                 Filings with the SEC; Financial Statements; No Undisclosed Liabilities; Sarbanes-Oxley Act.

(a)                                 Company has filed or furnished, as the case may be, all required registration statements, prospectuses, reports, schedules, forms, statements and other documents required to be filed or furnished by it with or to the United States Securities and Exchange Commission (the “SEC”) since January 1, 2015 (collectively, including all exhibits thereto, the “Company SEC Reports”).  None of Company SEC Reports, as of their respective dates (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.  All of Company SEC Reports, as of their respective dates (or as of the date of any amendment to the respective Company SEC Report), complied as to form in all material respects with the applicable requirements of the Securities Act of 1933, as amended, including the rules and regulations promulgated thereunder (the “Securities Act”), and the Exchange Act.  No Subsidiary of Company is required to file any registration statement, prospectus, report, schedule, form, statement or other document with the SEC.

(b)                                 Each of the financial statements of Company included in Company SEC Reports, as of their respective dates (and as of the date of any amendment to the respective Company SEC Report), complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) (except, in the case of unaudited statements, as permitted under the Exchange Act) applied on a consistent basis during the periods and the dates involved (except as may be indicated in the notes thereto) and fairly present, in all material respects, the consolidated financial position and consolidated results of operations and cash flows of Company and its consolidated Subsidiaries as of the respective dates or for the respective periods set forth therein, subject to, in the case of the unaudited interim financial statements, the absence of notes and normal year-end adjustments.

(c)                                  Neither Company nor any of its Subsidiaries has any liabilities or obligations required to be reflected or reserved against on a consolidated balance sheet of Company prepared in accordance with GAAP, except liabilities (i) as and to the extent reflected or reserved against on the consolidated balance sheet of Company and its Subsidiaries as of June 30, 2015 (including the notes thereto) included in Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2015 (the “Company Balance Sheet”), (ii) incurred after June 30, 2015 in the ordinary course of business, (iii) incurred as a result of the execution of this Agreement or (iv) that, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

(d)                                 Company has implemented and maintains a system of internal control over financial reporting (as required by Rule 13a-15(a) under the Exchange Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of its consolidated financial statements for external purposes in accordance with GAAP.  The management of Company has implemented and maintains disclosure controls and procedures (as required by Rule 13a-15(a) of the Exchange Act).  The management of Company has disclosed, based on its most recent evaluation of its system of internal control over financial reporting prior to the date of this Agreement, to Company’s outside auditors and the audit committee of the Company Board (i) any significant deficiencies and material weaknesses in the design or operation of its internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) that would reasonably be expected to adversely affect Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Company’s internal control over financial reporting.

Section 3.7.                                 Proxy Statement.  The Proxy Statement will not, on the date the Proxy Statement (or any amendment or supplement thereto) is first mailed to the shareholders of Company, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading nor will the Proxy Statement (or any amendment or supplement thereto), at the time of the Company Shareholders Meeting, omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Shareholders Meeting that shall become false or misleading in any material respect.  The Proxy Statement will, when filed by Company with the SEC, comply as to form in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder.  Notwithstanding the foregoing, Company makes no representation or warranty with respect to information supplied by or on behalf of Parent or Merger Sub that is contained in the Proxy Statement or any amendment or supplement thereto.

Section 3.8.                                 Absence of Certain Changes.  Except as contemplated by this Agreement, from June 30, 2015 until the date of this Agreement, there has not been (a) any event, occurrence or development that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect, (b) any declaration, setting aside or payment of any dividend or other distribution in respect of the capital stock of Company, except regular quarterly cash dividends or any dividend or distribution by a wholly-owned Subsidiary of Company, (c) any redemption or other acquisition by Company of any capital stock of Company, (d) any entry by Company or any of its Subsidiaries into any employment, severance or termination agreement with any executive officer, except for Company’s Executive Severance and Change in Control Plan, (e) any grant by Company or any of its Subsidiaries of any material increase in severance or termination pay to any executive officer, except pursuant to Company’s Executive Severance and Change in Control Plan or as required under employment, severance or termination agreements in effect as of the date of the most recent financial statements included in Company SEC Reports, (f) any change in accounting methods, principles or practices by Company or any of its Subsidiaries materially affecting the assets, liabilities or business of Company and its Subsidiaries taken as a whole, except as required by GAAP, the rules or policies of the Public Company Accounting Oversight Board or applicable Laws, (g) any sale, transfer or other disposition of any material assets of the Company or any of its Subsidiaries except assets that are obsolete or inventory sold in the ordinary course of business, (h) any material increase in indebtedness of the Company or any of its Subsidiaries for borrowed money, except in the ordinary course of business under the Company Credit Agreement or (i) any other action taken by Company or any of its Subsidiaries that, if taken after the date hereof and prior to the Closing Date, would require Parent’s consent pursuant to Section 5.1(e).  The Company Disclosure Schedule sets forth the amount outstanding under the Company Credit Agreement as of the date of this Agreement.

Section 3.9.                                 Litigation.  As of the date of this Agreement, there is no claim, action, suit, arbitration, proceeding, investigation or inquiry pending or, to the knowledge of Company, threatened against Company or any of its Subsidiaries before or by any Governmental Entity or arbitrator that, if decided adversely to Company or any Subsidiary of Company, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect.  As of the date hereof, there is no claim, action, suit, arbitration, proceeding, investigation or inquiry pending or, to the knowledge of Company, threatened against any officer or director of Company that is reasonably likely to result in any liability on the part of Company, whether or not such liability is insured.

Section 3.10.                          Laws and Orders.  Company and its Subsidiaries are and have been at all times since April 1, 2015 in compliance with all Laws and Orders to which they are subject, except where the failure to so comply, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.  Since April 1, 2015, Company and its Subsidiaries have not received written notice or, to the knowledge of Company, oral notice of any material violation or alleged material violation of any Laws or Orders.  All reports, registrations and returns required to be filed by Company and its Subsidiaries with any Governmental Entity have been filed, and were accurate and complete when filed, except where such failure to file or to be accurate and complete when filed, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

Section 3.11.                          Licenses and Permits.  Each of Company and its Subsidiaries has all licenses, permits, franchises, approvals, authorizations, registrations, certifications, accreditations and consents of all Governmental Entities (collectively, the “Company Permits”) that are necessary or required for the lawful conduct of its business as conducted by it as of the date of this Agreement, except for failures to have any Company Permits that, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.  Neither Company nor any of its Subsidiaries is violating any Company Permits, except for such violations that, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.  Since April 1, 2015, none of Company or any of its Subsidiaries has received any notice of any action pending or, to the knowledge of Company, threatened by any Governmental Entity to revoke, withdraw, modify, restrict or suspend any Company Permit, and no event has occurred which, with or without the giving of notice, the passage of time, or both, has resulted in, or could reasonably be expected to result in, a revocation, withdrawal, modification, restriction or suspension of any Company Permit, except for any such events that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

Section 3.12.                          Property; Title; Liens.

(a)                                 The Company Disclosure Schedule contains a complete and accurate list (including the street address) of each parcel of Owned Real Property.  Company and/or its Subsidiaries have and own valid title in fee simple in the Owned Real Property, free and clear of all Liens (other than Permitted Liens).  There are no pending or, to the knowledge of Company, threatened, condemnation or eminent domain proceedings or other Governmental Authority proceedings affecting any parcel of Owned Real Property.

(b)                                 The Company Disclosure Schedule contains a complete and accurate list (including the street address) of each parcel of Leased Real Property.  Company and/or its Subsidiaries are in possession of and have valid leasehold interests in the Leased Real Property, free and clear of all Liens (other than Permitted Liens).  To the knowledge of Company, there has not been any sublease or assignment entered into by Company or any Subsidiary in respect of the leases relating to the Leased Real Property.  Neither Company nor any Subsidiary is in default of any of its obligations under any lease relating to the Leased Real Property, and no event exists which upon the passage of time or the giving of notice or both would constitute a default thereunder, except where such default, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

(c)                                  Company and/or its Subsidiaries are in possession of and have good title to, or valid leasehold interests in or valid rights under Contract to use, the machinery, equipment, furniture, fixtures and other tangible personal property and assets owned, leased or used by the Company or any of its Subsidiaries, free and clear of all Liens (other than Permitted Liens), except where such failure to have title, leasehold interests or rights to use, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

Section 3.13.                          Tax Matters.

(a)                                 Except for such matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect:

(i)                                     all Tax Returns required to be filed by, or on behalf of, Company and each of its Subsidiaries have been filed when due (taking into account any applicable extensions of time) and were true, correct and complete when filed;

(ii)                                  Company and each of its Subsidiaries have timely paid or caused to be paid all Taxes required to be paid on or before the date hereof (whether or not shown on any Tax Return); since June 30, 2015, Company and each Subsidiary of Company have not incurred any liability for Taxes, other than Taxes incurred in the ordinary course of business consistent with the past practice of Company and its Subsidiaries;

(iii)                               since June 30, 2015, no jurisdiction in which Company or any of its Subsidiaries does not file Tax Returns has asserted in writing that Company or any of its Subsidiaries is or may be liable for a Tax in that jurisdiction; and

(iv)                              there are no Liens for Taxes on any of the assets of Company or any of its Subsidiaries other than Liens for Taxes not yet due or Taxes being contested in good faith for which adequate accruals or reserves have been established on the Company Balance Sheet.

(b)                                 There are no claims or Tax audits which could result in a material Tax deficiency pending with respect to Company or any of its Subsidiaries.  Neither Company nor any of its Subsidiaries have received a written notice of Tax audit which could result in a material Tax deficiency.

(c)                                  (i) Neither Company nor any of its Subsidiaries is a party to any existing agreement (whether or not written) that provides for the allocation, apportionment, sharing or assignment of any income Tax (or franchise Tax based on income) liability or benefit, or the transfer or assignment of income, revenues, receipts, or gains for the purpose of determining any Person’s income Tax (or franchise Tax based on income) liability (excluding any customary indemnification agreement or arrangement pertaining to the ordinary course sale or lease of assets), pursuant to which it will have any obligation to make any payments for income (or franchise Tax based on income) Taxes after the Effective Time, other than an agreement exclusively between or among the Company and its Subsidiaries and other than the Tax Matters Agreements and (ii) since April 1, 2015, neither Company nor any of its Subsidiaries has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Company).

(d)                                 Neither Company nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) (or similar provision of state, local or foreign Tax Law).

(e)                                  Company and each of its Subsidiaries are and have been at all times in compliance with all applicable Tax Laws with respect to the withholding of Taxes, and have, within the time and the manner prescribed by Law, withheld and paid over to the proper taxing authorities all amounts required to be so withheld and paid over under applicable legal requirements, except where the failure to so comply or the failure to withhold and pay over, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

(f)                                   Neither Company nor any of its Subsidiaries is required to make any adjustment (nor has any taxing authority proposed in writing any such adjustment) pursuant to Section 481 of the Code, or any similar provision of applicable Law, for any taxable period (or portion thereof) ending after the Closing Date as a result of a change in accounting method. Neither Company nor any of its Subsidiaries is required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing

Date as a result of any (i) closing agreement as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax Law) executed on or prior to the Closing Date, (ii) intercompany transaction, intercompany account, or excess loss account described in the Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Tax Law), (iii) installment sale or open transaction disposition made on or prior to the Closing Date, (iv) prepaid amount received on or prior to the Closing Date or (v) election under Section 108(i) of the Code.

(g)                                  No extension or waiver (that is still in effect) of the limitation period applicable to a Tax Return of Company or any of its Subsidiaries has been granted (by Company, its Subsidiaries, or any other person), and no such extension or waiver has been requested from Company or any of its subsidiaries.

(h)                                 Neither Company nor any of its Subsidiaries has any material liability for the Taxes of any person (other than a person that is or was a member of a group the common parent of which is Company, Journal Communications, Inc. or The E.W. Scripps Company) under Treasury Regulation Section 1.1502-6 (or similar provision of state, local or foreign Tax Law), or as a transferee or successor, by contract or otherwise.

(i)                                     Notwithstanding anything to the contrary in this Agreement, the representations and warranties set forth in this Section 3.13 shall be the sole and exclusive representations and warranties of Company and its Subsidiaries with respect to Taxes, Tax Returns and Tax Laws.

Section 3.14.                          Environmental Matters.

(a)                                 Except for such matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect:  (i) there is no claim, action, suit, arbitration, proceeding, investigation or inquiry pending or, to the knowledge of Company, threatened against Company or any of its Subsidiaries by any Governmental Entity or other Person relating to Company or any of its Subsidiaries and relating to or arising out of any Environmental Law; (ii) Company and its Subsidiaries are, and except for matters that have been fully resolved or for which the statute of limitations has expired, have been, in compliance with all Environmental Laws; and (iii) to the knowledge of Company, there are no liabilities or obligations of Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, arising under or relating to any Environmental Law or any Hazardous Substance (including any such liability or obligation retained or assumed by Contract or by operation of Law), and to the knowledge of Company, there is no existing fact, condition, situation or set of circumstances that could reasonably be expected to result in any such liability or obligation.

(b)                                 Notwithstanding anything to the contrary in this Agreement, the representations and warranties set forth in this Section 3.14 shall be the sole and exclusive representations and warranties of Company and its Subsidiaries with respect to matters arising under Environmental Laws.

Section 3.15.                          Intellectual Property.  To conduct the business of Company and its Subsidiaries substantially as conducted as of the date of this Agreement, neither Company nor any of its Subsidiaries requires any Intellectual Property Rights that Company and its Subsidiaries do not already own or have a valid license to use, except for such Intellectual Property Rights the failure by Company to own or license, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.  Company has no knowledge of any infringement or misappropriation by others of Intellectual Property Rights owned by Company or any of its Subsidiaries, except where such infringement or misappropriation, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.  The conduct of the businesses of Company and its Subsidiaries as of the date of this Agreement does not infringe on or misappropriate any Intellectual Property Rights of others, except where such infringement or misappropriation, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

Section 3.16.                          Employee Benefits. Notwithstanding anything to the contrary in this Agreement, the representations and warranties set forth in this Section 3.16 shall be the sole and exclusive representations and warranties of Company and its Subsidiaries with respect to ERISA, Employee Benefit Plans and Multiemployer Plans.

(a)                                 The Company Disclosure Schedule sets forth a correct and complete list, as of the date of this Agreement, of all “employee benefit plans,” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and all other material employee benefit or compensation Contracts, arrangements and perquisite programs that are maintained by Company or any of its Subsidiaries or to which Company or any of its Subsidiaries is obligated to contribute, for current or former directors or employees (or dependents or beneficiaries thereof) of Company or any of its Subsidiaries (collectively, the “Employee Benefit Plans”); provided, however, that the Company Disclosure Schedule does not include Employee Benefit Plans that Company or any of its Subsidiaries is legally required to maintain pursuant to the Law of any jurisdiction.  Except for the 2016 Plans and as required by the Employee Matters Agreement, neither Company nor any of its Subsidiaries has any other express commitment (x) to adopt any plan or arrangement that would be an Employee Benefit Plan if in existence on the date hereof, or (y) to modify, change or terminate any Employee Benefit Plan other than with respect to a modification, change or termination required by ERISA or the Code or that does not increase the costs to Company or its Subsidiaries of the benefits provided under such Employee Benefit Plan.

(b)                                 All Employee Benefit Plans have been administered in accordance with their terms and in compliance with applicable Law, including ERISA and the Code, except for instances of noncompliance where the failure to so administer or comply, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

(c)                                  None of Company, any of its Subsidiaries or any entity within the same “controlled group” as Company or any of its Subsidiaries within the meaning of Section 4001(a)(14) of ERISA (an “ERISA Affiliate”) has (i) withdrawn from a “multiemployer plan,” as defined in Section 4001(a)(3) of ERISA (a “Multiemployer Plan”), for which any material withdrawal liability has not been satisfied in full , (ii) engaged in any transaction that is subject to Section 4069 of ERISA or (iii) has incurred any material liability under Title IV of ERISA or Code Section 412 that has not been satisfied in full and, to the knowledge of Company, no fact or event exists which would reasonably be expected to give rise to any such material liability.  None of Company, any of its Subsidiaries or any ERISA Affiliate is a party to any multiple employer plan, as that term is defined in Section 413(c) of the Code, or a multiple employer welfare arrangement, as that term is defined in Section 3(40) of ERISA.

(d)                                 None of Company, any of its Subsidiaries or any ERISA Affiliate has received notice from the Pension Benefit Guaranty Corporation of any outstanding liability under Section 4062, 4063 or 4064 of ERISA to the Pension Benefit Guaranty Corporation or to a trustee appointed under

Section 4042 of ERISA.  None of the Employee Benefit Plans that is subject to Title IV of ERISA has been terminated so as to subject, directly or indirectly, any assets material to Company and its Subsidiaries taken as a whole to any outstanding liability, contingent or otherwise, or the imposition of any outstanding Lien under Title IV of ERISA.  No “reportable event” (as defined in Section 4043 of ERISA) has occurred in the period commencing on April 1, 2015 and ending on the date of this Agreement with respect to any such plan for which a waiver was not available or with respect to which a filing was not made.  No such plan that is subject to Section 302 of ERISA or Section 412 of the Code has incurred an “accumulated funding deficiency” (as defined in Section 302 of ERISA and Section 412 of the Code).

(e)                                  The Internal Revenue Service has issued a currently effective favorable determination letter or, with respect to any Employee Benefit Plan utilizing a prototype document, an opinion letter that may be relied on by such plan with respect to each Employee Benefit Plan that is intended to be a “qualified plan” within the meaning of Section 401 of the Code.  No such determination letter or opinion letter has been revoked nor, to the knowledge of Company, has revocation been threatened, and no such Employee Benefit Plan has been amended since the date of its most recent determination letter, opinion letter or application therefor in such a manner that would materially adversely affect its qualification.  To the knowledge of Company, no act or omission has occurred with respect to the operation of any such Employee Benefit Plan, in each case, which, either individually or in the aggregate, would reasonably be expected to cause the loss of such qualification.

(f)                                   There are no pending or, to the knowledge of Company, threatened claims, actions, lawsuits, arbitrations, proceedings or inquiries by or on behalf of any participant or beneficiary in any Employee Benefit Plan, or otherwise involving any such Employee Benefit Plan or the assets of any Employee Benefit Plan, other than routine claims for benefits or claims that, individually or in the aggregate, would not have or reasonably be expected to have a Company Material Adverse Effect.

Section 3.17.                          Certain Contracts.

(a)                                 Except for this Agreement and any Contract attached as an exhibit to any Company SEC Report filed with or furnished to the SEC prior to the date of this Agreement, neither Company nor any of its Subsidiaries is a party to any Contract that (i) involves any indebtedness for borrowed money or any guaranty of third party obligations, (ii) is required to be filed with the SEC under Item 601 of Regulation S-K of the Exchange Act, (iii) creates a partnership or joint venture, (iv) by its terms, materially restricts (A) the conduct by Company or any of its Subsidiaries of any line of business that is material to Company and its Subsidiaries taken as a whole or (B) the ability of Company to perform its obligations under this Agreement, (v) provides for the purchase, sale, lease or license by Company or any of its Subsidiaries of materials, supplies, services, equipment or other assets that involves the payment or potential payment by or to Company or any of its Subsidiaries in excess of $500,000 per annum or (vi) subjects Company or any of its Subsidiaries to continuing earn-out obligations that could reasonably be likely to result in payments by Company or any of its Subsidiaries in an amount in excess of $1,000,000 (collectively, the “Company Contracts”).

(b)                                 Each of Company and its Subsidiaries and, to the knowledge of Company, the other Person or Persons thereto has performed all of its obligations required to be performed by it under each Company Contract, except for instances of noncompliance where the failure to comply, individually or in the aggregate, would not constitute a material default under the provisions of the applicable Company Contract.  Company has made available to Parent a true and complete copy of each Company Contract (including all amendments, modifications, extensions and renewals thereof and waivers thereunder).

Section 3.18.                          Labor Relations.  There are no collective bargaining or other labor union agreements to which Company or any of its Subsidiaries is a party or by which Company or any of its Subsidiaries is bound.  None of the employees of Company or any of its Subsidiaries is represented by any union with respect to such employee’s employment by Company or any of its Subsidiaries.  In the period commencing on April 1, 2015 and ending on the date of this Agreement, none of Company or any of its Subsidiaries has experienced any material labor disputes, strikes, work stoppages, slowdowns, lockouts or union organization attempts concerning any employees of Company or any of its Subsidiaries nor, to the knowledge of Company, is any such action threatened.

Section 3.19.                          Insurance.  The Company Disclosure Schedule sets forth a list of all insurance policies maintained by Company and any of its Subsidiaries, including fire and casualty, general liability, product liability, business interruption, directors and officers and other professional liability policies, as to which the date of this Agreement is within the current policy period.  All such policies are in full force and effect as of the date of this Agreement.  All premiums due and payable to date under all such policies have been paid.  None of Company or any of Company Subsidiaries has received notice of cancelation or termination with respect to such policies.

Section 3.20.                          Board Approval and Recommendation.  The Board of Directors of Company (the “Company Board”), by resolutions duly adopted at a meeting duly called and held, has duly (i) determined that this Agreement and the Merger are fair to and in the best interests of Company and its shareholders, (ii) adopted and approved this Agreement, the Merger and the transactions contemplated hereby and (iii) recommended that the shareholders of Company adopt this Agreement and approve the Merger (collectively, the “Recommendation”).

Section 3.21.                          Opinion of Financial Advisor.  The Company Board has received the written opinion (or the oral opinion to be confirmed in writing) of Methuselah Advisors to the effect that, as of the date of such opinion and based upon and subject to the matters set forth therein, the Merger Consideration to be received by holders of Company Common Stock pursuant to this Agreement is fair, from a financial point of view, to such holders.

Section 3.22.                          Anti-Takeover Statute Not Applicable; No Rights Agreement.  Assuming that the representations and warranties of Parent and Merger Sub set forth in Section 4.9 are true and correct, the Company Board has taken all necessary actions such that the restrictions on business combinations set forth in the WBCL will not be applicable with respect to this Agreement and the transactions contemplated by this Agreement.  The Company has no “rights plan,” “rights agreement” or “poison pill” in effect as of the date of this Agreement.

Section 3.23.                          No Brokers or Finders.  With the exception of the engagement of Methuselah Advisors, neither Company nor any of its Subsidiaries has any liability or obligation to pay any fees or commissions to any financial advisor, broker or finder with respect to the transactions contemplated hereby.

Section 3.24.                          No Dissenters’ Rights.  No dissenters’, appraisal or similar rights or demands are exercisable by any shareholder or beneficial shareholder of Company in connection with the Merger under Section 180.1302 of the WBCL.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub jointly and severally represent and warrant to Company as follows:

Section 4.1.                                 Organization and Qualification.  Each of Parent and Merger Sub is a corporation or other entity duly organized, validly existing and in good standing (to the extent such concept is legally recognized) under the Laws of the jurisdiction of its incorporation or organization and has full corporate or other power and authority to own, operate and lease the properties owned or used by it and to carry on its business as and where such is now being conducted, except where the failure to be in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.  Each of Parent and Merger Sub is duly licensed or qualified to do business as a foreign corporation, and is in good standing (to the extent such concept is legally recognized), in each jurisdiction wherein the character of the properties owned or leased by it, or the nature of its business, makes such licensing or qualification necessary, except where the failure to be so licensed or qualified or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

Section 4.2.                                 Authorization.  Each of Parent and Merger Sub has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Parent and Merger Sub, and no other corporate proceedings on the part of Parent, Merger Sub or their respective shareholders are necessary to authorize this Agreement and to consummate the transactions contemplated hereby.  No vote of the holders of any of Parent’s capital stock is necessary in connection with the consummation of the Merger.  This Agreement has been duly executed and delivered by Parent and Merger Sub and constitutes a valid and legally binding obligation of Parent and Merger Sub enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles.

Section 4.3.                                 No Violation.

(a)                                 The execution and delivery of this Agreement by Parent and Merger Sub does not, and the consummation the Merger and the other transactions contemplated hereby by Parent and Merger Sub will not, result in any violation of, or constitute a default (with or without notice or lapse of time, or both) under, or result by its terms in the termination, amendment, cancellation or acceleration of any obligation, in the loss of a material benefit or in increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or create any obligation to make a payment to any other Person under, or result in the creation of a Lien on any assets of Parent or any of its Subsidiaries pursuant to, (i) any provision of the articles of incorporation, bylaws or similar organizational document of Parent or any of its Subsidiaries or (ii) subject to obtaining or making the consents, approvals, Orders, authorizations, registrations, declarations and filings referred to in Section 4.3(b), any Contract to which Parent or any of its Subsidiaries is a party or any Order or Law applicable to Parent or any of its Subsidiaries, except, in the case of this clause (ii), as, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

(b)                                 No consent, approval, Order or authorization of, or registration, declaration or filing with, any Governmental Entity or any other Person is required by or with respect to Parent or any of its Subsidiaries in connection with the execution and delivery of this Agreement by Parent or the consummation of the Merger and the other transactions contemplated hereby, except for the Necessary Consents.

Section 4.4.                                 Proxy Statement.  The information supplied by Parent and Merger Sub for inclusion in the Proxy Statement will not, on the date that the Proxy Statement (or any amendment or supplement thereto) is first mailed to shareholders of Company, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading, or shall, at the time of the Company Shareholders Meeting, omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Shareholders Meeting that shall have become false or misleading.  Notwithstanding the foregoing, Parent and Merger Sub make no representation or warranty with respect to any information supplied by or on behalf of Company in writing that is contained in the Proxy Statement or any amendment or supplement thereto.

Section 4.5.                                 Litigation.  As of the date of this Agreement, there is no claim, action, suit, arbitration, proceeding, investigation or inquiry pending or, to the knowledge of Parent, threatened against Parent or any of its Subsidiaries before or by any Governmental Entity or arbitrator that, if decided adversely to Parent or the applicable Subsidiary of Parent, would prevent or materially delay or impede the consummation of the transactions contemplated hereby. None of Parent or any of its Subsidiaries is subject to any Order (whether temporary, preliminary or permanent) that would prevent or materially delay or impede the consummation of the transactions contemplated hereby.

Section 4.6.                                 Capitalization of Merger Sub.  As of the date of this Agreement, the authorized capital stock of Merger Sub consists of 100 shares of common stock, par value $0.01 per share, all of which are validly issued and outstanding.  All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Parent or a direct or indirect wholly-owned Subsidiary of Parent.  Merger Sub has not conducted any business prior to the date of this Agreement and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the transactions contemplated hereby.

Section 4.7.                                 Available Funds.  Parent’s and Merger Sub’s obligations hereunder are not subject to any conditions regarding Parent’s, Merger Sub’s or any other Person’s ability to obtain financing for the transactions contemplated herein.  Parent has as of the date of this Agreement, and will have at the Effective Time, sufficient cash, available lines of credit or other sources of immediately available funds to effect payment of the Merger Consideration to which holders of Company Common Stock are entitled pursuant to Section 1.8 and Article 2 and to make payment of all other amounts to be paid by Parent or Merger Sub under this Agreement.  At the time specified in Section 2.1, Parent will have deposited or caused to be deposited with the Paying Agent cash in an amount sufficient to effect payment of the Merger Consideration to which holders of Company Common Stock are entitled pursuant to Section 1.8 and Article 2.

Section 4.8.                                 No Brokers or Finders.  With the exception of the engagement of Stephens Inc. by Parent, neither Parent nor any of its Subsidiaries has any liability or obligation to pay any fees or commissions to any financial advisor, broker or finder with respect to the transactions contemplated hereby.

Section 4.9.                                 Ownership of Company Common Stock.  None of Parent, Merger Sub or any of their Affiliates owns (within the meaning of Section 13 of the Exchange Act and the rules and regulations promulgated thereunder) any Company Common Stock or holds any rights to acquire any Company Common Stock except pursuant to this Agreement and except as may be held by a 401(k), pension or other employee benefit plan or related trust maintained by Parent or any of its Affiliates.

ARTICLE 5
COVENANTS RELATING TO CONDUCT OF BUSINESS

Section 5.1.                                 Covenants of Company.  During the period commencing on the date of this Agreement and continuing until the earlier of (i) the Effective Time and (ii) the termination of this Agreement in accordance with Article 7, except as contemplated or permitted by this Agreement, as required by applicable Laws, as set forth in the Company Disclosure Schedule or as approved in advance by Parent in writing (which approval shall not be unreasonably withheld, conditioned or delayed), Company agrees as follows:

(a)                                 Ordinary Course.  Company shall, and shall use its commercially reasonable efforts to cause each of its Subsidiaries to, (i) conduct its business in the ordinary course of business consistent with past practice, (ii) operate its current business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and use commercially reasonable efforts to preserve its relationships with customers, suppliers and others having business dealings with it, in each case, to the end that its goodwill and ongoing business shall not be impaired in any material respect at the Effective Time, and (iii) use commercially reasonable efforts to preserve its workforce intact as such workforce exists as of the date of this Agreement; provided, however, that nothing in this Section 5.1(a) shall prevent Company or any of its Subsidiaries from terminating the employment of an employee or hiring an individual to provide services with respect to Company’s or its applicable Subsidiary’s business, so long as such termination or hiring is consistent with the operation of Company’s or its applicable Subsidiary’s business in the ordinary course of business as conducted on the date hereof.

(b)                                 Governing Documents.  Company shall not, and shall not permit any of its Subsidiaries to, make any change or amendment to their respective articles of incorporation, bylaws or similar organizational materials.

(c)                                  Dividends.  Company shall not declare, set aside, pay or make any dividend or other distribution (whether in cash, stock or other property) with respect to any shares of Company Common Stock, except that (i) Company may declare, set aside, pay and make regular quarterly cash dividends in accordance with its customary practice, not to exceed $0.06 per share per quarter and (ii) a wholly-owned Subsidiary of Company may declare, set aside, pay and make any dividend or distribution to its parent with respect to its capital stock.

(d)                                 Changes in Share Capital.  Company shall not purchase or redeem any shares of Company Common Stock or adjust, split, combine or reclassify any Company Common Stock

(except pursuant to the exercise of Company RSUs or pursuant to the surrender of shares of Company Common Stock to Company or withholding of shares of Company Common Stock by Company to cover withholding obligations).

(e)                                  Employee Benefit Plans.  Company shall not, and shall not permit any of its Subsidiaries to, (i) make any material amendment to any provision of any Employee Benefit Plan, (ii) adopt or enter into any arrangement that would be an Employee Benefit Plan or (iii) increase the compensation or benefits of any executive officer, except, in each case, (A) as required under the terms of any agreements, trusts, plans, funds or other arrangements existing as of the date of this Agreement, (B) as required by applicable Laws, (C) for increases in compensation or benefits associated with a promotion or material increase in responsibility, (D) for increases in annual base salary in the ordinary course of business or (E) for the January 1, 2016 implementation of new Company-wide compensation and Employee Benefits Plans as described in the Company Disclosure Schedule (the “2016 Plans”) or the Employee Matters Agreement.  Company shall not, and shall not permit any of its Subsidiaries to, grant any equity awards or add any new participant to any existing plan or arrangement providing severance or change in control benefit (except that new hires may participate in Company-wide severance plans).

(f)                                   Collective Bargaining Agreements. Company shall not, and shall not permit any of its Subsidiaries to, enter into, adopt, materially modify or terminate any collective bargaining or other labor union agreement.

(g)                                  Issuance of Securities.  Except for the issuance of Company Common Stock upon the exercise of Company RSUs outstanding on the date of this Agreement, Company shall not, and shall not permit any of its Subsidiaries to, (i) grant, issue, pledge, encumber or sell any shares of capital stock or any other voting securities of any of them or (ii) issue any securities convertible into or exchangeable for, or options, warrants or other rights to purchase from Company relating to, or enter into any Contract with respect to the issuance of, any shares of capital stock or any other voting securities of any of them.

(h)                                 Indebtedness.  Company shall not, and shall not permit any of its Subsidiaries to, (i) incur any material indebtedness for borrowed money, except in the ordinary course of business consistent with past practice for working capital purposes under the Company Credit Agreement or (ii) make any material loans or advances to any other Person, except in the ordinary course of business consistent with past practice.

(i)                                     Taxes.  Company shall not, and shall not permit any of its Subsidiaries to, (i) make, change or rescind any material Tax election, (ii) consent to an extension or waiver of the statute of limitations with respect to material Taxes, (iii) settle, compromise or surrender any material Tax liability, claim or refund, (iv) adopt or change any material method of Tax accounting, (v) file any material amended Tax Return, (vi) file any material Tax Return that is inconsistent with past practice or (vii) enter into any closing Contract relating to material Taxes.

(j)                                    Accounting Methods.  Company shall not, and shall not permit any of its Subsidiaries to, implement or adopt any change in its accounting principles, practices or methods that is material to Company and its Subsidiaries taken as a whole, except as required by GAAP, the rules or policies of the Public Company Accounting Oversight Board or applicable Laws.

(k)                                 Company Contracts.  Subject to applicable Laws, Company shall not, and shall not permit any of its Subsidiaries to, enter into, materially amend, waive any material right under, assign or terminate any Company Contract or any Contract that if entered into prior to the date hereof would have been a Company Contract, except in the ordinary course of business consistent with past practice.

(l)                                     Leases.  Company shall not, and shall not permit any of its Subsidiaries to, enter into, amend, waive any material right under, assign or terminate any lease or agreement relating to the Leased Real Property or any lease or agreement encumbering the Owned Real Property, except in the ordinary course of business consistent with past practice.

(m)                             Claims.  Company shall not, and shall not permit any of its Subsidiaries to, pay, discharge or satisfy any material claims, liabilities or obligations, except in the ordinary course of business consistent with past practice or in accordance with their terms, or settle any material claim, action, proceeding or investigation, except for settlements that (i) do not involve payments or potential payments, not covered by insurance, in excess of $1,000,000 in the aggregate and (ii) do not contain any non-monetary terms or conditions that would or would reasonably be expected to require any material actions by or impose any material restrictions on the conduct of the business of Company or any of its Subsidiaries after the Effective Time.

(n)                                 Acquisitions.  Company shall not, and shall not permit any of its Subsidiaries to, acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any assets, securities, properties, interests or businesses, other than (i) acquisitions of supplies, materials and other assets in the ordinary course of business consistent with past practice and (ii) other acquisitions not described in clause (i) with a purchase price (including assumed indebtedness) that does not exceed $2,500,000 in the aggregate.

(o)                                 Assets.  Company shall not, and shall not permit any of its Subsidiaries to, sell, transfer, lease, assign, subject to any Lien (other than Permitted Liens) or otherwise dispose of any of its assets, properties, interests or businesses, other than (i) sales of inventory or other assets in the ordinary course of business consistent with past practice, (ii) pursuant to Company Contracts in effect on the date of this Agreement, (iii) dispositions of obsolete or worthless assets or properties or (iv) sales of assets, properties, interests or businesses with sale prices (including assumed indebtedness) that do not exceed $2,500,000 in the aggregate.

(p)                                 Reorganizations.  Company shall not, and shall not permit any of its Subsidiaries to, adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization.

(q)                                 Insurance.  Company shall not, and shall not permit any of its Subsidiaries to, terminate or cancel any insurance coverage maintained by Company or any of its Subsidiaries with respect to any material assets without replacing such coverage with a comparable amount of insurance coverage.

(r)                                    No Related Actions.  Company shall not, and shall not permit any of its Subsidiaries to, authorize or enter into any legally binding agreement, commitment or arrangement to do any of the foregoing.

Notwithstanding the foregoing, the provisions of clauses (g) and (h) of this Section 5.1 shall not apply to any transaction between or among Company and any of its wholly owned Subsidiaries or between or among any wholly owned Subsidiaries of Company.

Section 5.2.                                 Proxy Statement; Company Shareholders Meeting.

(a)                                 Company shall prepare and file with the SEC, as soon as reasonably practicable after the date of this Agreement, a proxy statement in preliminary form and related materials with respect to the Merger and the transactions contemplated hereby (collectively, including all amendments or supplements thereto, the “Proxy Statement”).  Parent shall cooperate in the preparation of the Proxy Statement and shall promptly provide to Company any information regarding Parent and its Subsidiaries that is necessary or appropriate to include in the Proxy Statement.  Company shall ensure that the Proxy Statement complies as to form in all material respects with the applicable provisions of the Exchange Act.  Company shall use its reasonable best efforts to have the Proxy Statement cleared by the SEC and mailed to its shareholders in definitive form as promptly as reasonably practicable after its filing with the SEC.  Company shall, as promptly as reasonably practicable after receipt thereof, provide Parent with copies of all written comments, and advise Parent of all oral comments, with respect to the Proxy Statement received from the SEC.

(b)                                 Without limiting the foregoing, prior to filing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, Company (i) shall provide Parent an opportunity to review and comment on such document or response (including the proposed final version of such document or response), (ii) shall include in such document or response all comments reasonably proposed by Parent and (iii) shall not file or mail such document or respond to the SEC prior to receiving the approval of Parent, which approval shall not be unreasonably withheld, conditioned or delayed.

(c)                                  If, at any time prior to the Effective Time, any information relating to Company, or any of its Subsidiaries, officers or directors should be discovered by Parent or Company that should be set forth in an amendment or supplement to the Proxy Statement so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, then the party hereto that discovers such information shall promptly notify the other party hereto, and to the extent required by Law, Company shall promptly file with the SEC and disseminate to its shareholders an appropriate amendment or supplement describing such information.

(d)                                 Company, acting through the Company Board, shall, in accordance with applicable Law and the Bylaws of Company, duly call, give notice of, convene and hold a special meeting of its shareholders (the “Company Shareholders Meeting”) as soon as reasonably practicable for the purpose of obtaining the Company Shareholder Approval with respect to this Agreement and the transactions contemplated hereby, and Company shall use its reasonable best efforts to solicit the Company Shareholder Approval. Company shall, acting through the Company Board, recommend to its shareholders that they adopt this Agreement and approve the Merger and shall include such Recommendation in the Proxy Statement, except to the extent that the Company Board has made a Change in Recommendation as permitted by Section 5.5.  Once the Company Shareholders Meeting has been called and noticed, Company shall not postpone or adjourn the Company Shareholders Meeting, except (i) with the consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), (ii) to the extent necessary to ensure that any supplement or amendment to the Proxy Statement that Company reasonably determines to be necessary under applicable Law is provided to its shareholders in advance of a vote on approval of this Agreement or (iii) if as of the time for which the Company Shareholders Meeting is originally scheduled (as set forth in the Proxy Statement), there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such Company Shareholders Meeting or to obtain the Company Shareholder Approval.

Section 5.3.                                 Access to Information.  From the date hereof until the Effective Time, except (a) for competitively sensitive information, (b) for information that, if provided, would adversely affect the ability of Company or any of its Subsidiaries to assert attorney-client or attorney work product privilege or a similar privilege or (c) as limited by applicable Laws (including Regulatory Laws), Company shall cause its officers and the officers of its Subsidiaries to furnish Parent with such financial and operating data and other information with respect to the business and properties of Company and its Subsidiaries as Parent may reasonably request; provided, however, that all requests for such information pursuant to this Section 5.3 shall be made through Mr. Jason Graham, Senior Vice President, Chief Financial Officer and Treasurer of Company or Ms. Hillary Ebach, Vice President, General Counsel and Corporate Secretary of Company.  Parent shall, and shall cause its authorized representatives to, use their reasonable best efforts to minimize any disruption to the businesses of Company and its Subsidiaries that may result from the requests for data and information pursuant to this Section 5.3.  Information obtained by Parent or its representatives pursuant to this Section 5.3 shall be subject to the provisions of the Confidentiality Agreement, dated as of August 19, 2015, between Company and Parent (the “Confidentiality Agreement”), which shall remain in full force and effect, and Parent and each such representative shall be deemed to be a party thereto.

Section 5.4.                                 Cooperation; Reasonable Best Efforts.

(a)                                 Each of Company and Parent shall cooperate with and assist the other party, and shall use its reasonable best efforts, to promptly (i) take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Law to ensure that the conditions set forth in Article 6 are satisfied and to consummate the transactions contemplated hereby as soon as practicable, including preparing and filing as promptly as practicable all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents, and (ii) obtain and maintain all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any other Person, including any Governmental Entity, that are necessary, proper or advisable to consummate the Merger and the transactions contemplated hereby in the most expeditious manner practicable, but in any event before the Outside Date (including obtaining the Necessary Consents).  None of Parent, Merger Sub, Company or any of their respective Affiliates shall take any action, refrain from taking any action or permit any action to be taken which is inconsistent with this Agreement or which would reasonably be expected to materially impede or delay or to prevent the consummation of the transactions contemplated hereby.

(b)                                 In furtherance and not in limitation of the foregoing, each party hereto shall (i) make or cause to be made an appropriate filing of a Notification and Report Form pursuant to the HSR Act and appropriate filings under all other applicable Regulatory Laws with respect to the transactions contemplated hereby as promptly as practicable, but in no event later than ten (10) Business Days, after the date of this Agreement, and Parent and Company shall each bear their own costs and expenses incurred in connection with such filings, provided that Parent shall pay any filing fees in connection therewith, and (ii) use its reasonable best efforts (A) to respond at the earliest practicable date to any requests for additional information made by the Antitrust Division of the Department of Justice (the “DOJ”), the Federal Trade Commission (the “FTC”) or any other Governmental Entity, (B) to take all actions necessary to cause the waiting periods under the HSR Act and any other applicable Regulatory Laws to terminate or expire at the earliest possible date, (C) to take all actions necessary to obtain any necessary approval under applicable Regulatory Laws, (D) to resist in good faith, at each of their respective cost and expense, any assertion that the transactions contemplated hereby constitute a violation of the Regulatory Laws, and (E) to eliminate every impediment under any Regulatory Law that may be asserted by any Governmental Entity so as to enable the Closing to occur as soon as reasonably possible (and in any event no later than the Outside Date), all to the end of expediting consummation of the transactions contemplated hereby.  Such reasonable best efforts of Parent shall include, to the extent such actions would not, individually or in the aggregate, have a material adverse effect on the business of Parent and Parent’s Affiliates (including, after the Effective Time, the Surviving Corporation) taken as a whole, the obligation of Parent to agree to hold separate, divest or enter into a consent agreement or assume any obligation with regard to (1) any of the businesses, product lines or assets of Parent or Parent’s Affiliates, (2) after the Effective Time, any businesses, product lines or assets of the Surviving Corporation or any of its Subsidiaries acquired pursuant to this Agreement and/or (3) after the Effective Time, the Surviving Corporation or any of its Subsidiaries (including entering into customary ancillary agreements relating to any such divestiture of businesses, product lines or assets) as may be required by any applicable Governmental Entity (including the DOJ, the FTC or any court having jurisdiction), in each case, to facilitate the expiration of any applicable waiting period under any Regulatory Law, to secure the termination of any investigation by any Governmental Entity, to avoid the filing of any suit or proceeding by any Governmental Entity or private party seeking to enjoin the consummation of the transactions contemplated hereby or to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other Order in any suit or proceeding that would otherwise have the effect of restraining, preventing or delaying the consummation of the transactions contemplated hereby.  To the extent such reasonable best efforts of Parent and/or Company would require Parent and/or Company to hold separate, divest or enter into a consent agreement or assume any obligation with regard to Parent, Company or any of their Subsidiaries or any of their respective businesses, product lines or assets, Parent’s and/or Company’s effectuation of such actions shall be contingent upon the consummation of the transactions contemplated hereby.  Notwithstanding anything to the contrary in this Agreement, no action taken by Parent pursuant to this Section 5.4 shall entitle Parent to any reduction of the Merger Consideration.  Except as otherwise expressly contemplated by this Agreement, each of Parent and Company shall not, and shall cause its Subsidiaries not to, take any action or knowingly omit to take any action within its reasonable control where such action or omission would, or would reasonably be expected to, result in (I) any of the conditions to the Merger set forth in Article 6 not being satisfied prior to the Outside Date or (II) a material delay in the satisfaction of such conditions.  Neither Parent nor Company will directly or indirectly extend any waiting period under the HSR Act or other Regulatory Laws or enter into any agreement with a Governmental Entity to delay or not to consummate the transactions contemplated by this Agreement except with the prior written consent of the other, which consent shall not be unreasonably withheld, conditioned or delayed in light of closing the transactions contemplated by this Agreement on or before the Outside Date.

(c)                                  In connection with this Section 5.4, the parties hereto shall, to the extent permitted by applicable Laws, (i) cooperate in all respects with each other in connection with any filing, submission, investigation or inquiry, (ii) promptly inform the other party of any communication received by such party from, or given by such party to, the DOJ or the FTC or any other Governmental Entity and of any material communication received or given in connection with any proceeding by a private party, in each case, regarding any of the transactions contemplated hereby, (iii) have the right to review in advance, and to the extent practicable each shall consult the other on, any filing made with, or written materials to be submitted to, the DOJ, FTC or any other Governmental Entity or, in connection with any proceeding by a private party, any other Person, in connection with any of the transactions contemplated hereby, and (iv) consult with each other in advance of any meeting, discussion, telephone call or conference with the DOJ, the FTC or any other Governmental Entity or, in connection with any proceeding by a private party, with any other Person, and to the extent not expressly prohibited by the DOJ, the FTC or any other Governmental Entity or Person, give the other party hereto the opportunity to attend and participate in such meetings and conferences, and, to the extent practicable, telephone calls, in each case, regarding any of the transactions contemplated hereby.  The parties hereto may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 5.4 as “Outside Counsel Only.”  Such materials and the information contained therein shall be given only to the outside legal counsel of the recipient and will not be disclosed by such outside counsel to directors, officers or employees of the recipient unless express permission is obtained in advance from the source of the materials (Company or Parent, as the case may be) or its legal counsel.  Notwithstanding anything to the contrary in this Section 5.4, materials provided to the other party hereto or its counsel may be redacted to remove references concerning the valuation of Company and its Subsidiaries or other competitively sensitive information.

Section 5.5.                                 Acquisition Proposals; Change in Recommendation.

(a)                                 Except as expressly permitted by this Section 5.5, following the execution of this Agreement, (i) Company shall, and shall cause its directors, officers, employees, representatives and other agents, including investment bankers, attorneys, accountants and other advisors (collectively, the “Representatives”), and its Subsidiaries to, immediately cease any discussions or negotiations with any Person that may be ongoing with respect to an Acquisition Proposal and request the prompt return or destruction of all confidential information previously furnished and (ii) Company shall not, and Company shall cause its Subsidiaries and the Representatives not to, directly or indirectly, (A) encourage (including by way of furnishing or disclosing information), solicit, request or initiate any other action to facilitate or initiate the making of any Acquisition Proposal, (B) continue or otherwise participate in discussions or negotiations with, or furnish or disclose any information to, any Person (other than Parent or any of its Subsidiaries) in connection with any Acquisition Proposal, (C) terminate, amend, modify or waive any provision of any confidentiality, standstill or similar agreement to which it or any of its Subsidiaries is a party with respect to any actual or potential Acquisition Proposal, (D) take action for the purpose of exempting any Person other than Parent and Merger Sub from the application of any “control share acquisition,” “fair price,” “business combination” or other anti-takeover Law, including the provisions of Section 180.1141 and 180.1150 of the WBCL, or (E) enter into any letter of intent, memorandum of understanding, agreement in principle or merger, acquisition or similar agreement contemplating or otherwise relating to any Acquisition Proposal (other than a confidentiality agreement referred to in Section 5.5(b)) (each, a “Company Acquisition Agreement”).  Company represents and warrants to Parent that neither it nor any of its Subsidiaries has granted any waiver or release under any standstill or similar agreement with respect to any class of equity securities of Company or any of its Subsidiaries.

(b)                                 Notwithstanding anything to the contrary in this Section 5.5, at any time prior to the time, but not after, the Company Shareholder Approval is obtained, Company and the Representatives may participate in discussions or negotiations with, or furnish or disclose nonpublic information to, any Person in response to an unsolicited, bona fide written Acquisition Proposal that is submitted to Company by such Person after the date of this Agreement and prior to the time that the Company Shareholder Approval is obtained if (i) the Company Board determines in good faith, (A) after consultation with a nationally recognized financial advisor and outside legal counsel, that such Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal that was not solicited by Company and did not otherwise result from a breach of this Section 5.5  and (B) after consultation with outside legal counsel, that failing to take such action would be inconsistent with its fiduciary duties to Company’s shareholders under applicable Laws, (ii) prior to participating in discussions or negotiations with, or furnishing or disclosing any nonpublic information to, such Person, Company receives from such Person, an executed confidentiality agreement containing confidentiality terms and a “standstill” or similar covenant not materially less restrictive upon such Person than the terms applicable to Parent under the Confidentiality Agreement, (iii) concurrently with furnishing or disclosing any nonpublic information to such Person, Company furnishes or discloses such information to Parent (to the extent such information has not been previously delivered or made available by Company to Parent), and (iv) prior to taking any of the actions referred to in the foregoing clauses (ii) and (iii), Company shall have delivered to Parent a prior written notice advising Parent that it intends to take such action.

(c)                                  Except as expressly permitted by this Section 5.5, neither the Company Board nor any committee thereof shall (i) withhold, withdraw, modify or qualify, or propose publicly to withhold, withdraw, modify or qualify, in any manner adverse to Parent the Recommendation (it being understood that the Company Board may refrain from taking a position with respect to an Acquisition Proposal until the close of business of the tenth (10th) Business Day following a written request by Parent to the Company Board to affirm the Recommendation after the first public announcement of such Acquisition Proposal without such action being considered an adverse modification) or (ii) approve, authorize or recommend or otherwise declare advisable, or propose publicly to approve, authorize or recommend or otherwise declare advisable, any Acquisition Proposal or Company Acquisition Agreement (each, a “Change in Recommendation”).  Notwithstanding anything to the contrary in this Section 5.5, at any time prior to the time, but not after, the Company Shareholder Approval is obtained, the Company Board may make a Change in Recommendation if (A) Company provides Parent with written notice indicating that Company, acting in good faith, believes that the applicable Acquisition Proposal constitutes or is reasonably likely to result in a Superior Proposal and, therefore, plans to conduct a meeting of the Company Board for the purpose of considering whether the Acquisition Proposal constitutes a Superior Proposal, which notice shall be delivered to Parent at least three (3) Business Days prior to the date of such meeting of the Company Board and shall also include a copy of such Acquisition Proposal (or, where no such copy is available, a reasonably detailed description of such Acquisition Proposal) and the identity of the Person making such Acquisition Proposal, (B) during the three Business Day period after Company provides Parent with the written notice described in clause (A) above, Company shall cause its financial and legal advisors to negotiate in good faith with Parent (to the extent Parent so chooses to negotiate) in an effort to make such adjustments to the terms and conditions of this Agreement such that the Acquisition Proposal would not constitute a Superior Proposal, (C) notwithstanding the negotiations and adjustments pursuant to clause (B) above, the Company Board, after consultation with a nationally recognized financial advisor and outside legal counsel, makes the determination that the Acquisition Proposal constitutes a Superior Proposal and (D) notwithstanding the negotiations and adjustments pursuant to clause (B) above, the Company Board determines in good faith, after consultation with outside legal counsel, that failing to approve or recommend a Company Acquisition Agreement with respect to the Acquisition Proposal would be inconsistent with its fiduciary duties to Company’s shareholders under applicable Laws.  Any material amendment to such Acquisition Proposal, including any revision to price, shall require

Company to deliver to Parent a new written notice and again comply with the provisions of clauses (A)-(D) of this Section 5.5(c); provided, however, that notwithstanding anything to the contrary in this Section 5.5, the obligation of Company to deliver Parent with a notice under this Section 5.5(c) shall only apply twice with respect to an Acquisition Proposal and/or Superior Proposal from any particular Person.

(d)                                 In addition to the obligations of Company set forth in Section 5.5(a), Section 5.5(b) and Section 5.5(c), (i) Company shall promptly advise Parent orally and in writing (and in any case within 24 hours) of any Acquisition Proposal or any inquiry that would reasonably be expected to lead to any Acquisition Proposal, the material terms and conditions of any such Acquisition Proposal or inquiry (including any changes thereto) and the identity of the Person making any such Acquisition Proposal or inquiry and (ii) Company shall (A) keep Parent fully and promptly informed of the status and material details (including any change to any material term thereof) of any such Acquisition Proposal or inquiry and (B) provide to Parent promptly after receipt or delivery thereof copies of all correspondence and other written material sent or provided to Company or any of its Subsidiaries from any Person that describes any of the terms or conditions of any Acquisition Proposal or inquiry.

(e)                                  Nothing contained in this Section 5.5 shall prohibit the Company Board, directly or indirectly through the Representatives, from taking and disclosing to the shareholders of Company a position contemplated by Rule 14e-2(a) and Rule 14d-9 promulgated under the Exchange Act with respect to an Acquisition Proposal or from making any disclosure to Company’s shareholders required by applicable Laws.  For the avoidance of doubt, a “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) of the Exchange Act, an express rejection of any Acquisition Proposal or an express reaffirmation of the Recommendation shall not be deemed to be a Change in Recommendation for purposes of this Agreement.

Section 5.6.                                 Indemnification; Exculpation; Insurance.

(a)                                 The parties hereto shall cooperate and use their reasonable best efforts to respond to and defend against any threatened or actual claim, action, suit, arbitration, proceeding, investigation or inquiry, whether civil, criminal or administrative, in which any Person who is now, or who at any time prior to the date of this Agreement was, or who prior to the Effective Time becomes, a director, officer or employee of Company or any of its Subsidiaries (including in his or her role as a fiduciary of the employee benefit plans of Company or any of its Subsidiaries) (collectively, the “Indemnified Parties”) is, or is threatened to be, made a party or a witness, in whole or in part, as a result of or relating to (i) the fact that such Indemnified Party is or was a director, officer or employee of Company, any of its current or former Subsidiaries or any of their respective predecessors or (ii) this Agreement or any of the transactions contemplated hereby, whether asserted or arising before or after the Effective Time (collectively, the “Indemnified Claims”).  Notwithstanding the foregoing, each Indemnified Party shall furnish an undertaking to Company, Parent or the Surviving Corporation, as applicable, consistent with the form undertaking that such Indemnified Party would have been required to provide to Company pursuant to the Bylaws of Company assuming such Indemnified Person’s expenses were advanced pursuant to such Bylaws, to repay any expenses incurred in connection with such response or defense if it is ultimately determined that such Indemnified Party is not entitled to indemnification with respect thereto pursuant to the provisions of this Section 5.6.

(b)                                 From and after the Effective Time, Parent shall, to an extent at least as favorable as the indemnification and advancement of expenses provisions contained in the constituent documents of Company and its Subsidiaries as of the date of this Agreement, (i) indemnify and hold harmless each Indemnified Party from and against all losses, claims, damages and liabilities, joint or several, to which such Indemnified Party may become subject under any applicable Laws or otherwise and relating to, arising out of or in connection with any Indemnified Claim and (ii) reimburse each Indemnified Party for all expenses (including reasonable fees and expenses of legal counsel) as they are incurred in connection with any Indemnified Claim.  If indemnification or reimbursement is sought under this Section 5.6 by an Indemnified Party, then such Indemnified Party shall notify Parent of the Indemnified Claim; provided, however, that the failure to notify Parent shall not relieve Parent from any liability or obligation that it may have under this Section 5.6 or otherwise to such Indemnified Party except to the extent such failure materially prejudices Parent.  Following such notification, Parent may elect in writing to assume the defense of such Indemnified Claim (and the costs related thereto), and upon such election, Parent shall not be liable for any legal costs subsequently incurred by such Indemnified Party (other than costs of investigation or the production of documents or witnesses) unless (A) Parent has failed to provide legal counsel reasonably satisfactory to such Indemnified Party in a timely manner or (B) such Indemnified Party shall have reasonably concluded that (1) the representation of such Indemnified Party by legal counsel selected by Parent would be inappropriate due to actual or potential conflicts of interest or (2) there may be legal defenses reasonably available to such Indemnified Party that are different from or additional to those available to Parent or any other Indemnified Party represented by such legal counsel, in which case such Indemnified Party may employ separate legal counsel to represent or defend him or her in such proceeding.  Nothing set forth in this Section 5.6(b) shall preclude any Indemnified Party from retaining its own counsel at its own expense.  Parent shall not, without the prior written consent of the applicable Indemnified Party, settle, compromise or consent to the entry of judgment in any matter in respect of which indemnification or advancement of expenses could be sought under this Section 5.6(b) (whether or not any Indemnified Party is an actual or potential party to such matter) unless such settlement, compromise or judgment includes a provision unconditionally releasing such Indemnified Party and all other Indemnified Parties from and holding them harmless against all liability in respect of claims by any releasing party related to or arising out of such matters or any transaction or conduct in connection therewith.  Parent’s obligations under this Section 5.6(b) shall continue in full force and effect for a period of six (6) years from the Effective Time; provided, however, that all rights in respect of an Indemnified Claim asserted or made within such period shall continue until the final disposition of such Indemnified Claim.

(c)                                  Without limiting the foregoing: (i) during the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, Parent shall cause the articles of incorporation and bylaws (and other similar organizational documents) of the Surviving Corporation and its Subsidiaries to contain provisions with respect to indemnification, exculpation and the advancement of expenses that are at least as favorable as the indemnification, exculpation and advancement of expenses provisions contained in the articles of incorporation and bylaws (or other similar organizational documents) of Company and its Subsidiaries as of the date of this Agreement, and during such six-year period, such provisions shall not be repealed, amended or otherwise modified in any manner, except as required by applicable Laws; and (ii) all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of the Indemnified Parties as provided in any indemnification agreements shall be assumed by the Surviving Corporation in the Merger, without further action, as of the Effective Time and shall survive the Merger and shall continue in full force and effect in accordance with their respective terms.

(d)                                 Prior to the Effective Time, Company shall, or if Company is unable, Parent shall cause the Surviving Corporation as of the Effective Time to, obtain and fully pay the premium for a non-cancellable extension of Company’s existing directors’ and officers’ liability insurance policy for a claims reporting or discovery period of at least six (6) years after the Effective Time in respect of acts or omissions occurring prior to the Effective Time, including the transactions contemplated by this Agreement, covering each person currently covered by the Company’s directors’ and officers’ liability insurance policy, and each person who becomes covered by the Company’s directors’ and officers’ liability insurance policy prior to the Effective Time, on the same terms as the Company’s existing policy, provided that the premium for such “tail” policy shall not exceed 300% of the aggregate annual premiums that Company is paying with respect to Company’s directors’ and officers’ insurance policy for the current policy period that includes the date of this Agreement.  If Company and the Surviving Corporation for any reason fail to obtain such “tail” insurance policy as of the Effective Time, then for six (6) years after the Effective Time, Parent shall provide, or shall cause the Surviving Corporation to provide, directors’ and officers’ liability insurance coverage in respect of acts or omissions occurring prior to the Effective Time, including the transactions contemplated by this Agreement, covering each person currently covered by Company’s directors’ and officers’ liability insurance policy, and each person who becomes covered by Company’s directors’ and officers’ liability insurance policy prior to the Effective Time, on the same terms as Company’s existing policy or, if such insurance coverage is unavailable, coverage that is on terms no less favorable to such persons than those of Company’s existing policy; provided, however, that in satisfying its obligation under this Section 5.6(d), neither Parent nor the Surviving Corporation shall be obligated to pay annual premiums in excess of 300% of the aggregate annual premiums that Company is paying with respect to Company’s directors’ and officers’ insurance policy for the current policy period that includes the date of this Agreement, but in such case Parent shall, or shall cause the Surviving Corporation to, purchase as much coverage as possible for such amount.

(e)                                  If Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its assets to any Person, then, and in each such case, Parent shall cause proper provisions to be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, assume the obligations set forth in this Section 5.6.

(f)                                   The provisions of this Section 5.6 are (i) intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives and (ii) in addition to, and not in substitution of, any other rights, including rights to indemnification and advancement of expenses, that any Indemnified Party may be entitled to or hereafter acquire under any Law, agreement, provision of Company’s or the Surviving Corporation’s articles of incorporation or bylaws or otherwise.

Section 5.7.                                 Employee Benefits.

(a)                                 Until December 31, 2016, Parent shall cause the Surviving Corporation to pay each employee of Company or any of its Subsidiaries who is in employment of Company or any of its Subsidiaries immediately prior to the Effective Time an amount at least equal to the annual base salary or hourly wage rate, as applicable, that was being paid to such individual as of the day immediately prior to the Effective Time.  If the employment of any employee of the Surviving Corporation or any of its Subsidiaries is terminated on or prior to December 31, 2016, Parent shall pay (or cause the Surviving Corporation to pay) such employee a severance benefit that shall in no event be less than, or paid later than, the severance benefit, if any, to which such employee would have been entitled if Company’s severance plan, policy or practice, as in effect immediately prior to the Effective Time, applied to such termination of employment.  Until December 31, 2016 (or for an employee covered by a Company Contract such longer period as may be provided in any Company Contract with the employee), Parent shall or shall cause the Surviving Corporation to (a) maintain in effect on behalf of employees of the Surviving Corporation and its Subsidiaries all severance, retirement, bonus and other compensation and benefit plans, programs, arrangements, agreements and policies (other than any equity-based plans) of Company or any of its Subsidiaries as in effect, or as to be in effect, as applicable, on January 1, 2016 (the “Existing Plans”) and (b) provide the employees of the Surviving Corporation and its Subsidiaries the same opportunity to participate in Parent’s equity-based plans as are provided to similarly situated employees of Parent.  Parent shall take all actions required so that eligible employees of the Surviving Corporation and its Subsidiaries shall receive service credit for all purposes, other than benefit accruals under a defined benefit pension plan, under any successor employee benefit plans and arrangements sponsored by Parent that are offered to such employees.  To the extent that Parent either provides coverage to the employees of Company or any of its Subsidiaries other than under the Existing Plans or modifies any of the Existing Plans, with respect to employees who participated in the Existing Plan immediately prior to the modification of the Existing Plan or the provision of coverage under a like replacement plan, Parent shall ensure that such plans waive any applicable waiting periods, pre-existing conditions or actively-at-work requirements and shall give such employees credit under the new coverages or benefit plans for deductibles, co-insurance and out-of-pocket payments that have been paid during the year in which such coverage or plan modification occurs.

(b)                                 For a period of not less than twelve (12) months following the Effective Time, Parent shall cause the Surviving Corporation to maintain the editorial staffing levels existing as of immediately prior to the Effective Time in all newsrooms of Company and its Subsidiaries.

(c)                                  Notwithstanding anything provided in this Section 5.7, each employee of Company or any of its Subsidiaries who, as of immediately prior to the Effective Time, is covered by a Collective Bargaining Agreement shall be provided with compensation and benefits consistent with the terms of the applicable Collective Bargaining Agreement in effect. Nothing in this Section 5.7 shall create any third-party beneficiary right in any Person other than the parties to this Agreement, or create any right to continued employment.

Section 5.8.                                 Company Indebtedness.  As of the Effective Time, Company shall, with Parent’s cooperation, use reasonable best efforts (which shall not include the incurrence by the Company of costs) to take all such actions as are necessary and appropriate to obtain at the Effective Time pay-off letters in a form reasonably satisfactory to Parent evidencing the amount (the “Pay-off Amount”) necessary to pay-off, at the Effective Time, all existing indebtedness and other obligations (including outstanding letters of credit) under the Company Credit Agreement.  At or prior to the Effective Time, Parent shall, or shall cause one of its Subsidiaries to, pay, on behalf of Company, the Pay-off Amount to an account or accounts designated by the administrative agent under the Company Credit Agreement.

Section 5.9.                                 Public Announcements.  The initial press release relating to this Agreement shall be a joint press release issued by Company and Parent, and thereafter Parent and Company shall consult with each other before issuing, and provide each other the opportunity to review, comment upon and concur with, any press release or other public statement with respect to the transactions contemplated by this Agreement, including the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as either party may determine (based on the advice of outside legal counsel) is required by applicable Laws; provided, however, that the restrictions set forth in this Section 5.9 shall not apply to any release or announcement made or proposed to be made (a) following a determination by the Company Board that an Acquisition Proposal constitutes a Superior Proposal, (b) following a Change in Recommendation as permitted by Section 5.5 or (c) pursuant to Section 5.5(e).

Section 5.10.                          Shareholder Litigation.  Subject to any fiduciary duties of the board of directors of Company or any of its Subsidiaries, Company shall consult with Parent in Company’s defense or settlement of any shareholder litigation (other than any litigation or settlement where the interests of Company or any of its Affiliates are adverse to those of Parent, Merger Sub or any of their respective Affiliates) against Company and/or any of its directors or executive officers relating to the transactions contemplated by this Agreement, provided that Company shall not settle, compromise or enter into an agreement regarding any settlement or compromise of any shareholder litigation relating to the transactions contemplated by this Agreement (other than any settlement solely for monetary damages paid entirely from proceeds of insurance, except for any applicable deductible) requiring the payment of any amount, acceptance of any liability, or admission of any violations of Law by Company or its Subsidiaries without the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed).

Section 5.11.                          Anti-Takeover Laws.  In the event that any state anti-takeover or other similar Law is or becomes applicable to this Agreement or any of the transactions contemplated by this Agreement, Company, Parent and Merger Sub shall use their respective reasonable best efforts to ensure that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms and subject to the conditions set forth in this Agreement and otherwise to minimize the effect of such Law on this Agreement and the transactions contemplated hereby.

Section 5.12.                          Stock Exchange Listing.  Promptly following the Effective Time, Parent shall cause the Surviving Corporation to cause Company Common Stock to be delisted from the New York Stock Exchange and deregistered under the Exchange Act.

Section 5.13.                          Section 16 Matters.  Prior to the Effective Time, Company shall take all actions as may be reasonably necessary or appropriate to cause any dispositions of Company Common Stock (and derivative securities with respect to Company Common Stock) resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 5.14.                          Resignations.  Prior to the Effective Time, Company shall cause each member of the Company Board to execute and deliver a letter, which shall not be revoked or amended prior to the Effective Time, effectuating his or her resignation as a director of Company effective immediately prior to the Effective Time.

ARTICLE 6
CONDITIONS TO THE MERGER

Section 6.1.                                 Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligations of Parent, Merger Sub and Company to effect the Merger shall be subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a)                                 Shareholder Approval.  The Company Shareholder Approval shall have been obtained in accordance with the WBCL.

(b)                                 Legality.  No Law or Order (whether temporary, preliminary or permanent) shall have been enacted, entered, promulgated, adopted, issued or enforced by any Governmental Entity of competent jurisdiction that is then in effect and has the effect of making the Merger illegal or otherwise prohibiting the consummation of the Merger.

(c)                                  Regulatory Approvals.  All waiting periods applicable to the Merger under Regulatory Laws shall have been expired or been terminated, and all actions by or in respect of, or filings with, any Governmental Entity under any other Regulatory Law that are required to permit the consummation of the Merger shall have been taken, made or obtained.

Section 6.2.                                 Additional Conditions to the Obligations of Parent and Merger Sub.  The respective obligations of Parent and Merger Sub to effect the Merger shall be further subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a)                                 Representations and Warranties. (A) The representations and warranties of Company contained in Sections 3.1, 3.2, 3.4, 3.6(b), 3.22 and 3.23 shall be correct and complete in all respects as of the date of this Agreement and as of the Closing Date (except to the extent that any such representation or warranty expressly addresses matters only as of a specified date, which need only be correct and complete as of such specified date), and (B) each of the other representations and warranties of Company contained in Article 3 shall be correct and complete as of the date of this Agreement and as of the Closing Date, in each case without giving effect to any Company Material Adverse Effect or other materiality qualifications contained therein, except (I) to the extent any such representation or warranty expressly addresses matters only as of a specified date, which need only be correct and complete as of such specified date, (II) for changes specifically permitted by this Agreement and (III) for any failures of any such representations and warranties to be so correct and complete that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

(b)                                 Covenants.  Company shall have complied in all material respects with each of its covenants required to be performed by it under this Agreement at or prior to the Closing Date.

(c)                                  Company Material Adverse Effect.  There shall not have occurred after the date of this Agreement and be continuing any event, occurrence or development that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.

(d)                                 Officer’s Certificate. Parent shall have received, as of the Closing Date, a certificate signed on behalf of Company by the chief executive officer or chief financial officer of Company stating that the conditions set forth in Section 6.2(a), Section 6.2(b) and Section 6.2(c) shall have been satisfied.

(e)                                  Spin-off Tax Opinion.  The tax opinion of Foley & Lardner LLP, dated as of October 7, 2015, and delivered on such date to The E.W. Scripps Company pursuant to the Scripps Tax Matters Agreement, dated as of July 30, 2014, by and among The E.W. Scripps Company, Desk Spinco, Inc. and Company shall not have been modified or withdrawn at or prior to the Closing Date and no change in law or facts shall have occurred such that the tax opinion is no longer reasonably acceptable to Parent as of the Closing Date.

Section 6.3.                                 Additional Conditions to the Obligations of Company.  The obligation of Company to effect the Merger shall be further subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a)                                 Representations and Warranties. The representations and warranties of Parent contained in Article 4 shall be correct and complete as of the date of this Agreement and as of the Closing Date, in each case without giving effect to any Material Adverse Effect or other materiality qualifications contained therein, except (I) to the extent any such representation or warranty expressly addresses matters only as of a specified date, which need only be correct and complete as of such specified date and (II) for any failures of any such representations and warranties to be so correct and complete that, individually or in the aggregate, would not prevent, materially impair or materially delay the consummation of the transactions contemplated hereby.

(b)                                 Covenants.  Parent shall have complied in all material respects with each of its covenants required to be performed by it under this Agreement at or prior to the Closing Date.

(c)                                  Officer’s Certificate. Company shall have received, as of the Closing Date, a certificate signed on behalf of Parent by the chief executive officer or chief financial officer of Parent stating that the conditions set forth in Section 6.3(a) and Section 6.3(b) shall have been satisfied.

ARTICLE 7
TERMINATION

Section 7.1.                                 Termination.  This Agreement may be terminated and the Merger may be abandoned by action taken, authorized or directed by the board of directors of the terminating party or parties at any time prior to the Effective Time, whether before or after receipt of Company Shareholder Approval (except as indicated):

(a)                                 By mutual written agreement of Parent and Company; or

(b)                                 By either Parent or Company, if the Merger shall not have been consummated on or prior to April 7, 2016 (the “Outside Date”); provided, however, that (i) the Outside Date shall be automatically extended for a period not to exceed sixty (60) days to the extent necessary to satisfy the conditions set forth in Section 6.1(b) and Section 6.1(c) and (ii) the right to terminate this Agreement pursuant this Section 7.1(b) shall not be available to any party that has breached in any material respect its obligations under this Agreement in any manner that shall have caused the failure of the Merger to be consummated on or before the Outside Date; or

(c)                                  By either Parent or Company, if (i) a Law shall have been enacted, entered, promulgated or enforced by a Governmental Entity of competent jurisdiction after the date of this Agreement remaining in effect prohibiting the consummation of the Merger, (ii) an Order shall have been enacted, entered, promulgated or issued by a Governmental Entity of competent jurisdiction permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger and such Order shall have become final and non-appealable; provided, however, that the party seeking to terminate this Agreement pursuant to this clause (ii) shall have used its reasonable best efforts to remove such Order, or (iii) a Governmental Entity shall have failed to issue an Order or to take any other action that is necessary to fulfill the condition set forth in Section 6.1(c) and such denial of a request to issue such Order or to take such other action shall have become final and non-appealable; provided, however, that (A) the right to terminate this Agreement pursuant to this clause (iii) shall not be available to any party whose failure to comply with Section 5.4 has been the cause of such inaction and (B) the right to terminate this Agreement pursuant to this Section 7.1(c) shall apply only if the Law, Order or act or omission of the Governmental Entity, as the case may be, shall have caused the failure of any condition set forth in Article 6 to be satisfied and the party entitled to rely on such condition shall not elect to waive such condition; or

(d)                                 By either Parent or Company, if the Company Shareholder Approval shall not have been obtained at the Company Shareholder Meeting at which a vote on such approval was taken; provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(d) shall not be available to Company where any breach of Section 5.2 or Section 5.5 by Company shall have caused the failure to obtain the Company Shareholder Approval; or

(e)                                  By Company, if all of the following shall have occurred:  (i) Parent shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, (ii) such breach or failure to perform would entitle Company not to consummate the Merger under Section 6.3(a) or Section 6.3(b) and (iii) such breach or failure to perform is incapable of being cured by Parent prior to the Outside Date or, if such breach or failure to perform is capable of being cured by Parent prior to the Outside Date, Parent shall not have cured such breach or failure to perform within thirty (30) days after receipt of written notice thereof (but no later than the Outside Date); provided, that Company shall not have the right to terminate this Agreement pursuant to this Section 7.1(e) if it is then in material breach of any of its covenants or agreements set forth in this Agreement; or

(f)                                   By Parent, if all of the following shall have occurred:  (i) Company shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, (ii) such breach or failure to perform would entitle Parent not to consummate the Merger under Section 6.2(a) or Section 6.2(b) and (iii) such breach or failure to perform is incapable of being cured by Company prior to the Outside Date or, if such breach or failure to perform is capable of being cured by Company prior to the Outside Date, Company shall not have cured such breach or failure to perform within thirty (30) days after receipt of written notice thereof (but no later than the Outside Date); provided, that Parent shall not have the right to terminate this Agreement pursuant to this Section 7.1(f) if Parent or Merger Sub is then in material breach of any of its covenants or agreements set forth in this Agreement; or

(g)                                  By Parent, if any of the following have occurred:  (i) the Company Board effected a Change in Recommendation, (ii) Company shall have violated in a material respect any of the provisions of Section 5.5 or (iii) Company enters into any Company Acquisition Agreement with respect to any Acquisition Proposal or Superior Proposal; or

(h)                                 By Company, in connection with entering into a Company Acquisition Agreement with respect to a Superior Proposal in compliance with Section 5.5(c); provided that no termination of this Agreement pursuant to this Section 7.1(h) shall be effective unless Company shall have paid the Company Termination Fee and otherwise complied with its obligations under Section 7.3.

Section 7.2.                                 Notice of Termination; Effect of Termination.  Except as set forth in Section 7.1(h), any valid termination of this Agreement pursuant to Section 7.1 shall be effective immediately upon the delivery of written notice of the terminating party to the other party or parties hereto, as applicable. In the event of the termination of this Agreement pursuant to Section 7.1, this Agreement shall become null and void and shall have no further force or effect without liability of any party or parties hereto, as applicable (or any partner, member, shareholder, director, officer, employee, affiliate, agent or other representative of such party or parties) to the other party or parties hereto, as applicable, except (a) for the terms of the last sentence of Section 5.3, this Section 7.2, Section 7.3 and Article 8, each of which shall survive the termination of this Agreement, and (b) subject to Section 7.3, nothing in this Agreement shall relieve any party or parties hereto, as applicable, from liability for any willful and material breach of, or fraud in connection with, this Agreement.

Section 7.3.                                 Termination Fees.

(a)                                 If:

(i)                                     Parent terminates this Agreement pursuant to clauses (i) or (iii) of Section 7.1(g);

(ii)                                  Company terminates this Agreement pursuant to Section 7.1(h); or

(iii)                               Parent or Company terminates this Agreement pursuant to Section 7.1(b) or Section 7.1(d) or Parent terminates this Agreement pursuant to clause (ii) of Section 7.1(g) and, in the case of such termination, (A) at any time after the date of this Agreement and prior to such termination an Acquisition Proposal shall have been publicly announced or otherwise publicly communicated to the Company Board or shareholders of Company and not publicly withdrawn (such Acquisition Proposal, the “Outstanding Proposal”) and (B) prior to the date that is twelve (12) months after the effective date of such termination, Company enters into a definitive agreement with respect to the Outstanding Proposal and the Outstanding Proposal is subsequently consummated (whether or not such consummation occurs within such twelve-month period); provided that references to “more than fifteen percent (15%)” in the definition of Acquisition Proposal shall be deemed to be references to “more than fifty percent (50%)”, then Company shall pay to Parent a termination fee equal to $9,000,000 (the “Company Termination Fee”), by wire transfer of immediately available funds to one or more accounts designated in writing by Parent, (x) in the case of termination pursuant to clause (i) above, within two (2) Business Days of the date of such termination, (y) in the case of clause (ii) above, concurrently with or prior to the date of such termination and (z) in the case of clause (iii) above, not later than the second Business Day following the date on which Company consummates the transaction with respect to the Outstanding Proposal.

(b)                                 In no event shall Company be required to pay the Company Termination Fee on more than one occasion whether or not the Company Termination Fee may be payable at the same or at different times and/or based upon the occurrence of different events.

(c)                                  In the circumstances in which the Company Termination Fee is paid in accordance with Section 7.3(a), Parent’s receipt of the Company Termination Fee from Company pursuant to Section 7.3(a) shall, subject to Section 7.3(d), be deemed to be liquidated damages and not a penalty; provided, however, that nothing in this Section 7.3(c) shall limit the rights of Parent, Merger Sub or Company under Section 8.11 and in no event shall a party’s liability for fraud or willful and material breach of this Agreement be so limited.

(d)                                 The parties acknowledge that the agreements contained in this Section 7.3 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the parties would not enter into this Agreement; accordingly, if Company fails to promptly pay the amount due pursuant to Section 7.3(a) and, to obtain such payment, Parent or Merger Sub commences a suit that results in a judgment against Company for the amount set forth in Section 7.3(a), then Company shall pay Parent’s or Merger Sub’s reasonable costs and expenses (including reasonable attorneys’ fees) in connection with such suit.  All amounts payable pursuant to this Section 7.3(d) shall accrue interest at the prime lending rate published in the Wall Street Journal and in effect on the date of payment, with such interest being payable in respect of the period from the date that payment was originally required to be made pursuant to Section 7.3(a) through the date of payment.

(e)                                  Notwithstanding anything to the contrary in this Agreement, in the event that this Agreement is terminated or deemed terminated as described in Section 7.3(a), Parent’s receipt of the Company Termination Fee pursuant to Section 7.3(a) shall, subject to Section 7.3(d), be the sole and exclusive remedy of Parent, Merger Sub and their respective Affiliates against Company, its Subsidiaries and any of their respective former, current, or future shareholders, directors, officers, Affiliates or agents for any loss or damages suffered as a result of any breach of any representation, warranty, covenant or agreement or the failure of the Merger to be consummated; provided, however, that nothing in this Section 7.3(e) shall limit the rights of Parent, Merger Sub or Company under Section 8.11 and in no event shall a party’s liability for fraud or willful and material breach of this Agreement be so limited.

ARTICLE 8
MISCELLANEOUS

Section 8.1.                                 No Other Representations and Warranties.  Parent and Merger Sub acknowledge that the representations and warranties set forth in this Agreement have been negotiated at arm’s length among sophisticated business entities.  Except for the representations and warranties expressly set forth in Article 3, Parent and Merger Sub acknowledge that none of Company, any Subsidiary of Company or any of their respective Affiliates or any Person acting on behalf of any of the foregoing makes or has made any other express or any implied representation or warranty to Parent or Merger Sub as to the accuracy or completeness of any information regarding Company, its Subsidiaries or any other matter.  Except for the representations and warranties expressly set forth in Article 3, Parent and Merger Sub further agree that none of Company, any Subsidiary of Company or any other Person shall have or be subject to any liability to Parent, Merger Sub or any other Person resulting from the distribution to Parent and/or Merger Sub, or Parent’s and/or Merger Sub’s use, of any such information, including any information, document or material made available or provided to Parent or Merger Sub in certain “data rooms,” management presentations or offering or information memoranda, or in any other form, in expectation of the transactions contemplated hereby.  Parent and Merger Sub acknowledge that the burden to conduct an investigation of Company and its Subsidiaries lies solely with Parent and Merger Sub and that Parent and Merger Sub bear the risk that any information, document or material made available or provided to them in the course of its investigation is inaccurate or incomplete, except to the extent otherwise expressly set forth in Article 3.  Without limitation, in connection with Parent’s investigation of Company and its Subsidiaries, Parent has received from or on behalf of Company or its Affiliates certain estimates, projections and other forecasts and plans. Parent and Merger Sub acknowledge that there are uncertainties inherent in attempting to make such estimates, projections and other forecasts and plans, that Parent and Merger

Sub are familiar with such uncertainties and that Parent and Merger Sub are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections and other forecasts and plans so furnished to it (including the reasonableness of the assumptions underlying such estimates, projections and forecasts). None of Company, its Subsidiaries, any Affiliate of Company or its Subsidiaries or any Person acting on behalf of Company, its Subsidiaries and their respective Affiliates makes any representation or warranty with respect to such estimates, projections and other forecasts and plans (including the reasonableness of the assumptions or the accuracy of the information underlying such estimates, projections and forecasts).

Section 8.2.                                 Non-Survival of Representations, Warranties and Agreements.  None of the representations, warranties, covenants and agreements contained in this Agreement or in any document delivered pursuant hereto shall survive the Effective Time, except that the agreements of Parent, Merger Sub and Company that by their terms apply or are to performed in whole or in part after the Effective Time shall survive the Effective Time in accordance with their respective terms.

Section 8.3.                                 Expenses.  Whether or not the Merger is consummated and except to the extent otherwise expressly set forth in this Agreement (including Section 5.4 and Section 7.3), each party shall bear its own expenses and the expenses of its counsel and other agents and representatives in connection with the transactions contemplated hereby, including in connection with claims by any Person that it is entitled to brokerage commissions or finder’s fees as a result of the action of such Person or any Affiliate of such Person; provided that Company shall bear all expenses incurred in connection with the printing and mailing of the Proxy Statement.

Section 8.4.                                 Notices.  All notices, requests, demands and other communications under this Agreement shall be given in writing and shall be personally delivered, sent by facsimile transmission or sent by private overnight mail courier service as follows:

If to Company:

Journal Media Group, Inc.

333 West State Street

Milwaukee, Wisconsin 53203

Attention:  Timothy E. Stautberg, President and Chief Executive Officer

Facsimile:  (414) 224-2469

with a copy to:

Journal Media Group, Inc.

333 West State Street

Milwaukee, Wisconsin 53203

Attention:  General Counsel

Facsimile:  (414) 224-2469

with a copy to (which shall not constitute notice):

Foley & Lardner LLP

777 East Wisconsin Avenue

Milwaukee, Wisconsin 53202-5306

Attention:  Russell E. Ryba

Facsimile: (414) 297-4900

If to Parent or Merger Sub:

Gannett Co., Inc.

7950 Jones Branch Drive

McLean, VA 22107

Attention:  Robert J. Dickey, President and Chief Executive Officer

Facsimile:  (703) 854-2031

with a copy to:

Gannett Co., Inc.

7950 Jones Branch Drive

McLean, VA 22107

Attention:  Barbara W. Wall, Senior Vice President and Chief Legal Officer

Facsimile:  (703) 854-2031

with a copy to (which shall not constitute notice):

Skadden, Arps, Slate, Meagher & Flom LLP

1440 New York Avenue, N.W.

Washington, D.C. 20005

Attention:	Katherine D. Ashley
Michael P. Rogan
Facsimile:	(202) 393-5760

or to such other person or address as any party shall have specified by notice in writing to the other party.  If personally delivered, then such communication shall be deemed delivered upon actual receipt; if sent by facsimile transmission, then such communication shall be deemed delivered the day of the transmission or, if the transmission is not made before 5:00 p.m., at the place of receipt, on a Business Day, the first Business Day after transmission (and sender shall bear the burden of proof of delivery); and if sent by overnight courier, then such communication shall be deemed delivered upon receipt.

Section 8.5.                                 Amendment.  This Agreement may be amended by Parent and Company, by action taken or authorized by their respective boards of directors, at any time before or after Company Shareholder Approval is obtained; provided that, after Company Shareholder Approval is obtained, no amendment shall be made that, by Law, requires further approval by the shareholders of any party hereto without such further approval.  This Agreement may not be amended except by a written instrument signed on behalf of each of the parties hereto.

Section 8.6.                                 Waiver.  At any time before the Effective Time, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto under or pursuant to this Agreement, (b) waive any inaccuracies in the representations and warranties made by the other parties hereto in this Agreement or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements made by the other parties hereto, or any of the conditions benefiting such waiving party contained, in this Agreement.  Any agreement on the part of any party hereto to any such extension or waiver shall be valid only as against such party and only if set forth in a written instrument signed on behalf of such party.

Section 8.7.                                 Entire Agreement; Parties in Interest.

(a)                                 This Agreement (including any Schedules, Exhibits and/or Annexes attached hereto) and the Confidentiality Agreement constitute (together with the other documents and instruments to be executed and delivered pursuant hereto) the entire agreement, and supersede all prior understandings, agreements or representations, by or among the parties hereto with respect to the subject matter hereof.

(b)                                 This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than (i) as provided in Section 5.6 (the provisions of which are intended to be for the benefit of the persons covered thereby and may be enforced by such persons), (ii) after the Effective Time, the rights of the holders of Company Common Stock to receive the Merger Consideration in accordance with Section 1.8 and Article 2 (which rights are intended to be for the benefit of such holders and may be enforced by such holders) and (iii) the right of the Company, on behalf of the holders of Company Common Stock and Company RSUs, to pursue specific performance as set forth in Section 8.11.

Section 8.8.                                 Assignment; Binding Effect.  No party hereto may assign, transfer or encumber this Agreement or any of its rights, interests or obligations hereunder (whether by operation of Law or otherwise) without the prior written approval of the other parties hereto, and any attempted assignment without such prior written approval shall be void and without legal effect; provided, however, that Parent or Merger Sub may transfer or assign its rights, interests and obligations under this Agreement, in whole or from time to time in part, to one or more of its Affiliates, but no such assignment shall relieve Parent or Merger Sub of its obligations hereunder.  Subject to the preceding sentence, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and permitted assigns.

Section 8.9.                                 Governing Law; Consent to Jurisdiction; Waiver of Jury Trial.  This Agreement shall be governed by and construed in accordance with the laws of the State of Wisconsin without giving effect to any choice or conflict of law provision or rule.  Each party hereto stipulates that any dispute or disagreement between or among any of the parties hereto as to the interpretation of any provision of, or the exercise of any rights or the performance of obligations under, this Agreement shall be commenced and prosecuted in its entirety in, and consents to the exclusive jurisdiction and proper venue of, any Wisconsin state court or any federal court located within the City of Milwaukee, Wisconsin, and each party hereto consents to personal and subject matter jurisdiction and venue in such courts and waives and relinquishes all right to attack the suitability or convenience of such venue or forum by reason of their present or future domiciles, or by any other reason.  The parties hereto acknowledge that all directions issued by the forum court, including all injunctions and other decrees, will be binding and enforceable in all jurisdictions and countries.  Each party hereby waives its right to a trial by jury of any claim or cause of action arising out of or relating to Parent’s investigation of Company, this Agreement, the negotiation and execution of this Agreement or any Contract entered into pursuant hereto (except to the extent otherwise expressly set forth therein) and the performance by the parties of its or their terms in any action, proceeding or other litigation of any type brought by one party against another, regardless of the basis of the claim or cause of action.

Section 8.10.                          Severability.  If any term or provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any Law or public policy, then all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto.  Upon such determination that any term or provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner so that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 8.11.                          Enforcement of Agreement.  The parties hereto agree that money damages or any other remedy at law would not be a sufficient or adequate remedy for any actual or threatened breach or violation of, or default under, this Agreement by any of them and that, notwithstanding any other provision in this Agreement to the contrary, each aggrieved party shall be entitled, to the fullest extent permitted by Law, to an injunction restraining such actual or threatened breach, violation or default and to any other equitable relief, including specific performance, without bond or other security being required.

Section 8.12.                          Counterparts.  This Agreement may be executed by signatures exchanged via facsimile or other electronic means and in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 8.13.                          Headings.  The Article and Section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 8.14.                          Interpretation.  Any reference to any supranational, national, state, provincial, municipal, local or foreign Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context otherwise requires.  When a reference is made in this Agreement to Sections, Schedules, Exhibits or Annexes, such reference shall be to a Section of or Schedule, Exhibit or Annex to this Agreement unless otherwise indicated.  Unless the context requires otherwise, the word “or,” when used in this Agreement, shall not be exclusive.  Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”  The word “knowledge,” when used in the phrases “to the knowledge of Company” or “Company does not have knowledge,” or words of similar import, shall mean, and shall be limited to, the actual knowledge of the individuals listed in Exhibit 8.14(a) and shall include only their actual present knowledge in their respective capacities with Company after due inquiry but without any imputation of the actual or imputed knowledge of any other person.  The word “knowledge,” when used in the phrases “to the knowledge of Parent” or “Parent does not have knowledge,” or words of similar import, shall mean, and shall be limited to, the actual knowledge of the individuals listed in Exhibit 8.14(b) and shall include only their actual present knowledge in their respective capacities with Parent after due inquiry but without any imputation of the actual or imputed knowledge of any other person.

Section 8.15.                          Definitions.  For purposes of this Agreement, the term:

(a)                                 “Acquisition Proposal” shall mean any proposal or offer by any Person or “group” (as defined in or under Section 13(d) of the Exchange Act), other than Parent or any of its direct or indirect Subsidiaries, (i) to purchase or otherwise acquire shares of Company Common Stock (or securities exercisable, convertible, redeemable or exchangeable for Company Common Stock) representing more than fifteen percent (15%) of the combined voting power of Company Common Stock outstanding after giving effect to the consummation of such purchase or other acquisition, including pursuant to a tender offer or exchange offer by any Person or “group” (other than Parent or any of its direct or indirect Subsidiaries) that, if consummated in accordance with its terms, would result in such Person or “group” beneficially owning more than fifteen percent (15%) of the combined voting power of Company Common Stock outstanding after giving effect to the consummation of such tender offer or exchange offer, (ii) to purchase or otherwise acquire more than fifteen percent (15%) of the consolidated tangible assets of Company and its Subsidiaries taken as a whole (measured by the fair market value thereof, the related revenues applicable to such assets or the related net income applicable to such assets, in each case as of the date of such sale, transfer, acquisition or disposition) or (iii) to effect any merger, consolidation, business combination or other similar transaction involving Company pursuant to which any Person or “group,” other than Parent or any of its direct or indirect Subsidiaries and other than the holders of Company Common Stock (as a group) immediately prior to the consummation of such transaction, would hold more than fifteen percent (15%) of the combined voting power of the shares of the outstanding Company Common Stock.

(b)                                 “Affiliates” shall mean, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person.  As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the powers to direct or cause the direction of management or policies of a Person, through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

(c)                                  “Book-Entry Shares” shall mean non-certificated shares of Company Common Stock represented by book-entry.

(d)                                 “Business Day” shall mean any day other than a Saturday, Sunday or a day on which banks are required or authorized to close in the City of New York, New York.

(e)                                  “Certificates”  shall mean certificated shares of Company Common Stock.

(f)                                   “Company Credit Agreement” shall mean the Credit Agreement, dated as of April 1, 2015, among Company, certain Subsidiaries of Company, certain lenders party thereto and U.S. Bank National Association, as administrative agent.

(g)                                  “Company Material Adverse Effect” shall mean any change, effect or circumstance that (A) either individually is or in the aggregate are materially adverse to the business, results of operations, assets or financial condition of Company and its Subsidiaries taken as a whole, excluding any such change, effect or circumstance related to or arising as a result of: (i) the announcement or pendency of the transactions contemplated by this Agreement, including any adverse change in customer, distributor, employee, supplier, financing source or joint venture partner or similar relationships, including as a result of the identity of Parent hereunder; (ii) conditions affecting the industry in which Company and its Subsidiaries participate, the U.S. economy as a whole or the capital markets in general or the markets in which Company and its Subsidiaries operate; (iii) compliance with the terms of, or the taking of any action required or permitted by, this Agreement; (iv) any change in, or proposed or potential change in, applicable Laws or regulations or the interpretation of any of the foregoing; (v) any change in GAAP or other accounting requirements or principles; (vi) the failure of Company or any Subsidiary of Company to meet or achieve the results set forth in any projection or forecast or changes in the price or trading volume of Company Common Stock (provided that clause (vi) shall not prevent a determination that any change or effect underlying such failure to meet projections or forecasts has, in and of itself, resulted in a Company Material Adverse Effect (to the extent such change or effect is not otherwise excluded from this definition of Company Material Adverse Effect)); (vii) the commencement, continuation or escalation of a war, material armed hostilities or other material international or national calamity or act of terrorism; or (viii) adverse seasonal weather or any earthquakes, hurricanes, tornados, floods or other natural disasters in the United States; except, in the case of clauses (ii), (iv), (v), (vii) and (viii) to the extent such change materially and disproportionately impacts Company and its Subsidiaries taken as whole, as compared to other Persons or businesses engaging principally in the industry in which Company or its Subsidiaries operate, or (B) prevents or delays beyond the Outside Date, or would reasonably be expected to prevent or delay beyond the Outside Date, Company’s ability to consummate the Merger.

(h)                                 “Environmental Laws” means all Laws in effect as of the date of this Agreement of any Governmental Entity having jurisdiction over Company or its Subsidiaries relating to the protection of the environment or to pollutants, contaminants or Hazardous Substances or toxic substances, materials or wastes.

(i)                                     “Hazardous Substance” shall mean any substance defined as or regulated as a “pollutant,” a “contaminant,” a “hazardous substance,” a “hazardous material,” a “toxic chemical” or a “hazardous waste” under any Environmental Law or any substance that has the characteristics of being a toxic, hazardous, radioactive, ignitable, corrosive or reactive substance, waste or material, as defined by or regulated under any Environmental Law.

(j)                                    “Intellectual Property Rights” shall mean rights in the following:  (i) all registered or common law trademark rights, business identifiers, trade dress, service marks, trade names and brand names; (ii) all registered or common law copyrights and all other rights associated therewith and the underlying works of authorship; (iii) all issued and pending patents and all proprietary rights associated therewith; and (iv) all inventions, mask works and mask work registrations, know how, discoveries, improvements, designs, computer source codes, programs and other software (including all machine readable code, printed listings of code, documentation and related property and information), trade secrets, websites, registered domain names, shop and royalty rights and all other types of intellectual property.

(k)                                 “Leased Real Property” shall mean the real property currently leased, licensed or subleased by Company or any of its Subsidiaries or otherwise used or occupied by Company or any of its Subsidiaries, in each case, as tenant.

(l)                                     “Lien” shall mean any mortgage, deed of trust, lien, pledge, option, right of first refusal, claim, right of way, restriction, encroachment, lease to third party, easement, charge, security agreement, security interest or encumbrance of any kind.

(m)                             “Owned Real Property” shall mean the real property in which Company or any Subsidiary has fee title (or equivalent) interest.

(n)                                 “Parent Material Adverse Effect” shall mean a material adverse effect that prevents or delays beyond the Outside Date, or would reasonably be expected to prevent or delay beyond the Outside Date, Parent’s or Merger Sub’s ability to consummate the Merger.

(o)                                 “Permitted Liens” shall mean any of the following: (i) Liens for Taxes not yet due and payable or delinquent or that are being contested in good faith by appropriate proceedings for which adequate accruals or reserves have been established and included in the consolidated balance sheets included in or incorporated by reference into the Company SEC Reports filed prior to the date of this Agreement; (ii) any easement encumbering any Owned Real Property that benefits such Owned Real Property and Liens attaching to real property, fixtures or leasehold improvements, which would not materially impair the present use, occupancy or value thereof; (iii) statutory Liens of landlords with respect to leased real property; (iv) Liens reflected in consolidated balance sheets included in or incorporated by reference into the Company SEC Reports filed prior to the date of this Agreement; (v) Liens in favor of vendors, carriers, warehousemen, mechanics, materialmen or repairmen, construction Liens or similar Liens or other encumbrances arising by operation of applicable Laws, in each case, for amounts not yet delinquent or that are being contested in good faith; (vi) Liens created under joint operating agreements, participation agreements or development agreements, in each case, for amounts not yet delinquent or that are being contested in good faith; (vii) in the case of real property, in addition to the items described in clauses (i), (ii), (iii) and (v), zoning, building, or other restrictions, variances, covenants, rights of way, encumbrances, easements and other irregularities in title, none of which, individually or in the aggregate, interfere in any material respect with the present use or occupancy of the affected parcel or materially impair the value of such property; (viii) Liens under the Company Credit Agreement; and (ix) Liens that, individually or in the aggregate, do not materially detract from the value, or impair in any material manner the use, of the properties or assets subject thereto.

(p)                                 “Person” shall mean an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity or organization, including a Governmental Entity.

(q)                                 “Regulatory Law” shall mean the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other supranational, national, state, provincial, municipal, local or foreign Laws, Orders and administrative and judicial doctrines that are designed or intended to prohibit, restrict or regulate (i) foreign investment or (ii) actions having the purpose or effect of monopolization or restraint of trade or lessening of competition.

(r)                                    “Subsidiary” of any Person shall mean any corporation or other form of legal entity an amount of the outstanding voting securities of which sufficient to elect at least a majority of its board of directors or other governing body (or, if there are not such voting securities, 50% or more of the equity interests of which) is owned or controlled, directly or indirectly, by such Person.

(s)                                   “Superior Proposal” shall mean a bona fide, written Acquisition Proposal that Company did not solicit following the date of this Agreement and that did not otherwise result from a breach of Section 5.5 that a majority of the members of the Company Board determines in good faith is more favorable to Company’s shareholders from a financial point of view than the transactions contemplated hereby (including, to the extent applicable, any adjustments to the terms hereof that Parent offered pursuant to Section 5.5), (i) after consultation with a nationally recognized financial advisor, (ii) after taking into account all of the terms and conditions of such Acquisition Proposal and any adjustment or amendment to this Agreement proposed by Parent pursuant to Section 5.5(c), and (iii) if (and only if) such Acquisition Proposal relates to a sale of tangible assets in an amount less than 100% of the consolidated tangible assets of Company, after considering the value of Company (as determined by the Company Board in good faith after consultation with a nationally recognized financial advisor) after giving effect to such Acquisition Proposal and, if applicable, any proposed or contemplated future sale or sales of the remaining consolidated assets of Company; provided, that for purposes of the definition of “Superior Proposal,” the references to “more than fifteen percent (15%)” in the definition of Acquisition Proposal shall be deemed to be references to “more than fifty percent (50%)”.

(t)                                    “Taxes” shall mean all federal, state, local, foreign or other taxes of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed, assessed, or collected by or under the authority of any tax authority, including taxes, levies, assessments, tariffs, duties, or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, capital gains, sales, use, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, or net worth, and taxes or other charges in the nature of an excise tax, withholding tax, ad valorem tax, business tax, transfer tax, stamp tax, estimated tax, surtax, or value added tax.

(u)                                 “Tax Return” shall mean a return, declaration, report, estimate, claim for refund, notice, notification, election, amended return, certificate, or information return or statement relating to, or required to be filed in connection with, any Taxes, including any schedule, form, attachment or amendment.

(v)                                 “WBCL” shall mean the Wisconsin Business Corporation Law, Chapter 180 of the Wisconsin Statutes.

[The next page is the signature page.]

IN WITNESS WHEREOF, the parties hereto have caused their respective authorized officers to duly execute this Agreement and Plan of Merger as of the day and year first written above.

GANNETT CO., INC.

By:	/s/ Alison K. Engel
Name:	Alison K. Engel
Title:	Senior Vice President, Chief Financial Officer and Treasurer

JUPITER MERGER SUB, INC.

By:	/s/ Barbara W. Wall
Name:	Barbara W. Wall
Title:	Vice President

JOURNAL MEDIA GROUP, INC.

By:	/s/ Timothy E. Stautberg
Name:	Timothy E. Stautberg
Title:	President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]